Exhibit 10.21

DATA CENTER LEASE

BETWEEN

VISA U.S.A. INC.

AND

**

A VIRGINIA LIMITED PARTNERSHIP

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

DATA CENTER LEASE

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

		Page

39.2 Captions, Headings and Sections		36

I.A.1.	Building Site	38

I.A.2.	Water and Sewer	39

I.E.1.	Soil, Waste and Vent System	41

I.E.2.	Storm Water System	41

I.E.3.	Domestic Water System	41

I.E.4.	Domestic Hot Water System	41

IV.D.1.	Change Orders	47

IV.D.2.	Unanticipated Field Conditions	48

SIGNATURES		37

ADDENDUM REGARDING ** DEVELOPMENT

I.	**			38

	I.A.	Building Site		38

		I.A.1.	Building Site	38

		I.A.2	Water and Sewer	39

	I.B.	Environment		39

	I.C.	Exterior Construction		40

	I.D.	Electrical		40

	I.E.	Plumbing		41

		I.E.1.	Soil, Waste and Vent System	41

		I.E.2.	Storm Water System	41

		I.E.3.	Domestic Water System	41

		I.E.4.	Domestic Hot Water System	41

	I.F.	Flooring		41

	I.G.	Wall Treatments		41

	I.H.	Doors		41

	I.I.	Toilet Rooms		41

	I.J.	Elevator		42

	I.K.	Stairs		42

	I.L.	Loading Dock, Including Door and Hydraulic Lift		42

	I.M.	Exclusions		42

	I.N.	Accommodation for Building Improvements		42

	I.O.	Additional Structural Criteria		42

II.	Other Items			44

	II.A.	Ancillary Facilities		44

	II.B.	External Equipment		44

	II.C.	Landscaping		44

III.	Schedule, Termination and Compensation			44

	III.A.	Schedule		44

	III.B.	Site Plan Approvals		45

	III.C.	Consequences of Missing Benchmark Dates		45

	III.D.	Tenant Delay; Landlord Delay; Force Majeure		45

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

	III.E.	Schedule Revisions		46

IV.	Coordination			46

	IV.A.	Simultaneous Construction		46

	IV.B.	Cooperation; Sharing of Information		47

	IV.C.	Tenant Review		47

	IV.D.	Change Orders and Unanticipated Field Conditions		47

		IV.D.1.	Change Orders	47

		IV.D.2.	Unanticipated Field Conditions	48

	IV.E.	Rules and Regulations		49

	IV.F.	Inspection During Construction		49

	IV.G.	Unexpected Expenses		49

	IV.H.	Completion of **		50

	IV.I.	Landlord Responsibilities After Close-In of the **		50

	IV.J.	Payment for ** Upgrades		51

V.	Building Improvements			51

VI.	Environmental Certification			51

VII.	Miscellaneous			52

	VII.A.	Unforeseen Issues		52

	VII.B.	Time of Essence		52

	VII.C.	No Assignment		52

	VII.D.	Conflict with Drawings		52

SIGNATURES				53

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBITS

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

DATA CENTER LEASE

THIS DATA CENTER LEASE (“Lease”) is made and entered into this 18th day of April, 1991, by and between **, A VIRGINIA LIMITED PARTNERSHIP (“Landlord”) and VISA U.S.A. INC., a Delaware corporation (“Tenant”).

SECTION 1 PREMISES

1.1 Development. Landlord shall, at Landlord’s expense, construct the ** (as defined in the Addendum Regarding ** Development appended to this Lease (the “Addendum”)); and Tenant shall, at Tenant’s expense, construct the Building Improvements (as defined in the Addendum), to construct together a building containing approximately 65,360 square feet of gross floor area, with related parking facilities to be constructed at Landlord’s expense and certain Ancillary Facilities (as defined in the Addendum) to be constructed at Tenant’s expense. The ** and Building Improvements are collectively referred to herein as the “Building.” The Building shall be constructed on the parcel that is legally described in Exhibit A attached hereto (the “Site”).

1.2 Demise. Landlord hereby demises and leases to Tenant, and Tenant hereby leases and rents from Landlord, (i) the Site; (ii) the **; (iii) in common with Landlord and others, the right to utilize all easements and rights-of-way across any land, highway, street, road or avenue open or proposed in, on, across, abutting or adjoining and benefitting the Site, for the purpose of ingress or egress; and (iv) in common with Landlord and others, the right to utilize the Parking Area (as defined in Section 1.3), all of which taken together shall constitute the “Premises.”

1.3 Parking Area. The area which at any particular time during the effective period of this Lease is then being provided as parking for the Building is herein called the “Parking Area”. Landlord and Tenant are contemporaneously herewith entering into a Lease for office and computer facility space in the building to which the Building is to be annexed, called the “**”, and that lease is hereinafter called the “** Lease”. The parking area provided to Tenant pursuant to the ** Lease shall be called the “** Parking Area”. Tenant currently leases space in the ** from Landlord pursuant to a lease entered into February 15, 1977, and subsequent amendments thereto, called the “** Lease”. Under the ** Lease, Tenant is provided at least 4 parking spaces per 1,000 rentable square feet located adjacent to the **. Tenant agrees that commencing with the commencement of construction of the Building, the ratio of parking spaces in the Parking Area and the ** Parking Area to rentable floor area in the Building and the ** may be reduced by Landlord, subject to the following conditions:

1.3.1 Minimum Parking Ratio. At no time during which this Lease is in force (including any renewal periods) shall Landlord provide to Tenant less than 2.6 parking spaces per 1,000 square feet of rentable space in the Building. At no time during which both this Lease

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

and the ** Lease are in force shall Landlord provide to Tenant less than 2.6 spaces per each 1,000 rentable square feet demised to Tenant under both this Lease and the ** Lease. At the commencement of both said Leases, Landlord and Tenant agree that such minimum number of spaces for the combined leases shall be 275 spaces. In addition to such spaces allocated hereunder to Tenant, Landlord shall reserve the minimum number of spaces for handicap parking required by law adjacent to the handicap access ramp to the **, plus six spaces reserved for visitors of all tenants of the **, located adjacent to the front entrance of the **.

1.3.2 Location. Landlord has represented that such minimum number of spaces cannot be provided entirely adjacent to the Building and/or the **. Landlord shall always provide to tenants of the Building and the ** the maximum number of spaces adjacent to the Building (i.e., on the ** Parcel) as can reasonably be built as surface parking on that site (except during construction of the Building as set forth below). Additionally, Landlord shall develop, solely at Landlord’s expense, the maximum number of spaces for surface parking reasonably possible taking into account engineering requirements, on the parcel immediately across **, known as the ** Parcel (“** Parking Area”). This parking area shall be included in the Parking Area and the ** Parking Area until such time, if ever, as Landlord constructs a parking structure on the ** parcel and provides parking spaces to Tenant therein in accordance with Section 1.3.3 below. Further, Landlord shall use its best efforts to obtain immediately the agreement of the tenants of the office building located on the ** Parcel to permit Tenant’s employees and invitees to park in the parking area presently serving that building, provided that Tenant and Landlord agree that such tenant’s employees and invitees may park in the ** Parking Area and Tenant agrees to accept such parking areas on the ** parcel in lieu of the ** Parking area. Upon the expiration or termination of such ** tenant’s lease, including any renewal options exercised by such tenant, Landlord shall provide to Tenant access to the ** parking area in accordance with this Section 1.3. If and when Landlord constructs the parking structure on the ** parcel, Landlord may relocate Tenant’s parking spaces from the ** and/or ** parcels to such structure, such allocation to be in accordance with this Section 1.3. If parking is provided in such structured parking facility to any party or parties other than tenants of the building to be built on the ** parcel, then Tenant, at its option, may have its parking spaces reallocated from the ** and/or ** parcels to such structured parking facility and Tenant agrees to accept such parking areas in lieu of parking areas on the ** and/or ** parcels, provided that Tenant is always provided the minimum parking ratio as stated above in Section 1.3.1. The **, **, ** and ** Parcels are defined as shown on Exhibit H.

1.3.3 Priority Measures. If Tenant shall reasonably determine, at any time during which this Lease or the ** Lease is in force, that Tenant’s employees and invitees cannot find sufficient parking spaces within the Parking Area or the ** Parking Area with reasonable convenience, whether because occupancy of the surrounding buildings has increased substantially or because third parties have encroached upon the Parking Area and ** Parking Area or for other reasons, then upon Tenant’s request, Landlord shall reserve 162 spaces on the

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

** Parcel and 113 spaces on the ** Parcel (or ** Parcel) for Tenant’s exclusive use. Such spaces on both parcels shall be those most immediately adjacent to the Building and the ** without, however, displacing the spaces reserved for handicapped and visitor parking. The balance, if any, of the Parking Area or ** Parking Area shall be provided to Tenant, in common with other tenants of Landlord, on the ** and ** parcels. If Landlord shall not have obtained for Tenant parking spaces on the ** Parcel, then the spaces to be reserved for Tenant thereon shall be reserved for Tenant on the ** Parcel, provided that such reservation of spaces on the ** Parcel shall not relieve Landlord of its duty to use its best efforts to obtain such spaces for Tenant on the ** Parcel.

Alternatively, Landlord may, at its option and expense, erect and maintain a parking structure on the ** parcel and, if Landlord shall have allocated parking spaces therein to Tenant, then at Tenant’s option, reserve spaces for Tenant’s use therein equivalent to the number which are allotted to Tenant above in this Section 1.3.3 on the ** and/or ** Parcels.

Any reservation of spaces for Tenant in the Parking Area and the ** Parking Area (including the **, ** and/or ** Parcels as applicable) may be done initially through signage erected or labeling of spaces at Landlord’s expense. In the event that Tenant reasonably determines that signage alone is not effective, then Tenant may control access through the issuance of parking stickers and other reasonable measures and Landlord shall give Tenant all reasonable assistance in enforcing such parking provisions. If such measures fail, at Tenant’s reasonable determination, at Tenant’s request, Landlord shall at Landlord’s expense isolate such area and erect gates to the Parking Area and the ** Parking Area and permit Tenant at Tenant’s expense to control access.

1.3.4 Safety and Convenience Measures. If and when Tenant is provided parking spaces on the ** Parcel, Landlord, at Landlord’s expense, shall provide and maintain a stairway from the ** Parcel parking area to grade level in a location reasonably convenient to the ** entrance, and shall provide and maintain crosswalks across ** during such time as parking is provided there to Tenant (i) from such stairway and (ii) upon completion of the ** Parking Area, from there. Landlord shall also, at Landlord’s expense, provide and maintain sidewalks connecting each of the ** stairway and crosswalk and the ** Parking Area crosswalk, to the respective parking areas, and to pedestrian entrances to the ** Parking Area. Landlord shall provide lighting on the Parking Area and ** Parking Area (including any parking areas on the **, and ** and ** Parcels) to a standard consistent with reasonable safety and security practices, but not less than current lighting on the ** parking area. Landlord shall also post either stop signs or yield signs for the crosswalks. A vehicle entrance to the ** Parking Area shall open to **, if possible, as well as to **, subject to county approval. The Safety and Convenience measures as set forth in this Section 1.3.4 shall be constructed by Landlord as early as reasonably possible.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

1.3.5 Parking During Construction. During construction, Landlord may temporarily relocate a portion of the Parking Area and ** Parking Area to the ** and/or ** parcels, provided such portion relocated is kept to a reasonable minimum, but at no time shall parking available to Tenant on the ** Parcel be less than 87 spaces. Such parking on all locations shall at all times be subject to the requirements of Section 1.3.4 above. Landlord and Tenant shall require that employees of their respective contractors and subcontractors not park on the ** except within the confined construction area.

1.3.6 Emergency Power Facilities. Landlord shall permit Tenant to maintain semi-tractor trailers in the Parking Area or in the ** Parking Area for temporary storage and operation of diesel fuel and generators, located immediately adjacent to the ** on the North side, during the Term (as defined in Section 2) in the event of emergency, casualty or other event during which Tenant reasonably requires such capability, and during construction pursuant to Section II.a of the Addendum, provided that Tenant complies with applicable Environmental Laws, (as defined in the Addendum) and does not unreasonably interfere with other tenants’ access to or use of the Premises.

SECTION 2 COMMENCEMENT: TERM

This Lease shall be effective on the date first written above. For purposes of the payment of Rent (as defined in Section 3) and the existence of all obligations of the parties relating to the rental and occupancy of the completed Building, the term of this Lease (the “Term”) shall be for ten (10) years, and shall commence on the “Commencement Date,” which shall be either (a) the earlier to occur of (i) the date Tenant, or anyone claiming by, through or under Tenant occupies the Premises other than for the sole purpose of constructing the Building Improvements, or (ii) six (6) months after Close-In of the ** (as defined in Exhibit F); or (b) if Tenant is temporarily excused from its obligation to pay Rent pursuant to Section III.C(iii) of the Addendum, the date on which Tenant’s obligation to pay Rent begins; provided that if the Commencement Date is determined pursuant to this clause (b) and if Tenant, or anyone claiming by, through or under Tenant occupies the Premises on a date earlier than the Commencement Date other than for the sole purpose of constructing the Building Improvements, then all obligations of Landlord and Tenant under this Lease except the payment of Rent, Real Property Taxes and Operating Expenses shall commence on such date of occupancy. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute a written declaration setting forth the Commencement Date and the date upon which the Term will expire. Failure to execute such a written declaration shall not affect the commencement or expiration of the Term.

SECTION 3 RENT AND EXPENSES

Tenant shall pay to Landlord, at its address set forth in Section 19, or at such address as Landlord shall direct, rent (“Rent”) for the Premises, in an initial amount determined in accordance with Section 3.1, without deduction, non-judicial set-oil or demand, payable in equal monthly installments in advance on the first day of each and every month during the Term. Rent for any period during the Term which is less than one (1) month shall be a pro rata portion of the monthly installment.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

3.1 Rent. The Rent for the Premises shall initially be in an amount equal to Sixty Thousand Nine Hundred Forty-Four and No/100 Dollars ($60,944.00) per month ($12.00 per Visa usable and Visa rentable square foot per annum as set forth in Exhibit D), subject to escalation as provided in Section 4.

3.2 Net Lease. It is the agreement of Landlord and Tenant that this Lease is a so-called “triple net” lease, and the payment of all charges and expenses necessary or incident to the use or operation and repairs, maintenance, restoration or replacement of the Premises, the Building Improvements and the Ancillary Facilities, as well as all charges and expenses necessary or incident to the repair, restoration or replacement of the Building Improvements and the Ancillary Facilities, and the payment of all impositions, taxes, insurance costs (including all insurance costs incurred by Landlord) or other payments explicitly required to be made by Tenant pursuant to the provisions of this Lease, are the sole obligation of Tenant, and Landlord neither has nor shall have any obligation of payment therefor. The payment of all charges and expenses necessary or incident to the repair, replacement, restoration or protection of the Premises, necessitated by structural defects or in the nature of capital expenditures, other than Tenant’s Building Improvements or the Ancillary Facilities, are the sole obligation of Landlord, and Tenant neither has nor shall have any obligation of payment therefor. Upon the failure of Tenant to pay any of the costs, charges or expenses it is so obligated to pay, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Rent. Upon the failure of Landlord to pay any of the costs, charges or expenses it is so obligated to pay, except for financial obligations of the Landlord to third parties which may pertain to property interests of the Landlord in addition to the Premises such as for mortgages, taxes or insurance payments, Tenant shall have the same rights and remedies as otherwise provided in this Lease in the event of a Landlord Default (as defined in Section 12.3). In the event that any of the costs, charges or expenses Tenant is obligated to pay is paid in the first instance by Landlord, and then billed by Landlord to Tenant, then, with the invoice, Landlord shall provide Tenant with supporting documentation related thereto and Tenant shall pay the invoice within thirty (30) days after receipt of the invoice and adequate supporting documentation.

3.3 Non-Duplicative Rights and Obligations. Landlord and Tenant acknowledge that they have entered into the ** Lease simultaneously herewith. Both the ** and the Building are situated on the Site. Therefore, the terms of this Lease and of the ** Lease, read together, purport to encumber the same land twice and grant and subject Landlord and Tenant to duplicative rights and obligations with respect to the Land on which the ** and the Building are located. Landlord and Tenant hereby agree that notwithstanding any other provisions of this Lease and the New **, for so long as (a) both this Lease and the ** Lease remain in full force and effect, and (b) VISA U.S.A. INC. is the Tenant under both this Lease and the ** Lease, to the extent either Landlord or Tenant is subjected to liability for the same expense or obligation with respect to the land, or granted an entitlement to some benefit or right with respect to the land, twice due to the fact that such right or liability is recited in both of such leases, such leases shall instead be construed to subject such party to such liability, and to grant such party such benefit or right, but once. Notwithstanding the foregoing, it is expressly agreed, however, that Landlord and Tenant intend

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

that Tenant be obligated to pay the Rent reserved in both such leases and to perform each and every other monetary obligation and non-monetary obligation (other than with respect to the land) of Tenant with respect to the ** and the Building set forth in this Lease and in the ** Lease.

SECTION 4 RENT ESCALATION

On the first (1st) anniversary date of the Commencement Date, and on each anniversary date thereafter during the Term (each of such dates being hereinafter referred to as an “Adjustment Date”), the monthly Rent payable pursuant to Section 3 shall be increased by an amount equal to the product of (i) the monthly Rent payable immediately preceding the Adjustment Date then at hand (ignoring any rental abatements which may then be in effect), and (ii) two percent (2%).

The Rent, as adjusted, shall be due and payable as of such Adjustment Date in equal monthly installments, as set forth in Section 3, until the next Adjustment Date or the end of the Term, whichever is applicable.

SECTION 5 USE

5.1 Use. Tenant may use and occupy the Building solely for office purposes, the operation of a computer data center or data processing facility, and for such other lawful purposes as may from time to time be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, but in no event shall Tenant use the Premises in any manner prohibited by law (including, without limitation, zoning ordinances), this Lease or building and use restrictions, covenants or conditions now or hereafter of record during the Term. During the Term, with Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant may install externally mounted equipment on or at the Building, such as satellite dishes, communications antennae and security devices including lighting, and Landlord shall assist Tenant in obtaining necessary governmental licenses or approval, pursuant to Section II.B of the Addendum. Tenant shall provide to Landlord, for approval by Landlord prior to commencement of such installation, detailed plans, specifications and working drawings related thereto, as well as a list of all contractors, subcontractors and others to perform all work. All contractors, subcontractors and others to perform all or any portion of such work shall be licensed and bonded in the Commonwealth of Virginia and shall be required to maintain levels of insurance customary in their trades, naming Landlord, Tenant and Landlord’s First Mortgage Lender as additional insureds. Any such installation of satellite dishes, and the use and operation thereof, shall comply with any and all federal, state and local statutes, laws, codes, regulations, ordinances and orders, now or hereafter existing, related thereto. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, liability, costs or expenses (including, without limitation, court costs and attorney’s fees), or threat thereof, which Landlord may suffer or incur as a result of the installation, use, repair, maintenance, replacement, or removal of such dishes, and, further, Tenant shall repair any damage to the roof resulting therefrom and, in the event any roof warranty is voided or impaired as a result thereof, Tenant

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

shall assume the obligation to repair and maintain the roof to the extent of such warranty. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.2 Compliance with Law. Tenant shall, at Tenant’s expense, remain in compliance with all applicable statutes, ordinances, rules, regulations, and orders in effect during the effective period of this Lease or any part thereof regulating the use by Tenant of the Premises, the Building Improvements and the Ancillary Facilities, and its repair, maintenance and restoration thereof in accordance with this Lease, including, without limitation, any alterations to the Building Improvements and the Ancillary Facilities that may be required by applicable statutes, ordinances, rules, regulations and orders. Landlord shall, at Landlord’s expense, remain in compliance with all applicable statutes, ordinances, rules, regulations, and orders in effect during the effective period of this Lease or any part thereof regulating Landlord’s use of the Premises, and its repair, maintenance and restoration thereof in accordance with this Lease, to the extent of Landlord’s responsibilities pursuant to Sections 3.2 and 6.4, including, without limitation, any alterations to the Premises that may be required by applicable statutes, ordinances, rules, regulations and orders. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance.

5.3 Environmental Requirements. Tenant shall at all times during the effective period of this Lease be in compliance with any and all applicable federal, state and local laws, rules, regulations, orders, ordinances, and standards, as they may now or hereafter exist, relative to the use by Tenant of the Premises, the Building Improvements and the Ancillary Facilities, and its repair, maintenance and restoration thereof to the extent of Tenant’s responsibilities in accordance with this Lease relating in any way to hazardous or toxic substances or other environmental matters, including, without limitation, the Environmental Laws (as defined in Section VI of the Addendum). Landlord shall at all times during the effective period of this Lease be in compliance with any and all applicable federal, state and local laws, rules, regulations, orders, ordinances, and standards, as they may now or hereafter exist, relative to Landlord’s use of the Premises, and its repair, maintenance and restoration thereof to the extent of Landlord’s responsibilities pursuant to this Lease, relating in any way to hazardous or toxic substances or other environmental matters, including, without limitation, the Environmental Laws.

5.4 Condition of Premises. Tenant hereby accepts the Premises in their condition existing as of the Commencement Date, except for latent defects in the **, any ** Punchlist Items (as defined in Exhibit G), and environmental hazards on the Site (except to the extent caused by Tenant or its contractors, subcontractors, consultants, agents or employees) or in the ** (except to the extent caused by Tenant or its contractors, subcontractors, consultants, agents, or employees), subject to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions now or hereafter of record, and accepts this Lease subject thereto and to all matters disclosed thereby. Landlord represents and warrants that there are no covenants or restrictions of record as of the date hereof that would prohibit or prevent the construction of the Building or any of the uses set forth in Section 5.5.1, and that it has not taken,

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

will not take, and is not aware that any other person or entity has taken, any action that would lead to the imposition of any covenants or restrictions that would prohibit or prevent the construction of the Building or any of the uses set forth in Section 5.5.1. Tenant acknowledges that neither Landlord nor Landlord’s agent has made any representations or warranties as to the present or future suitability of the Premises for the conduct of Tenant’s business therein, except for representations or warranties specifically set forth in this Lease.

5.5 Zoning Ordinance Representation.

5.5.1 Landlord understands that Tenant intends to use the Building as an office and computer data processing facility, and to use the Ancillary Facilities for, among other uses, the generation of electric power and the storage of diesel fuel and electric storage batteries. Landlord represents and warrants that, pursuant to the ** zoning ordinance in effect on the date hereof (the “Zoning Ordinance”), the Site lies within the **. Landlord has filed a rezoning application with ** (Zoning Case #**) seeking a rezoning of the site from **. Landlord represents and warrants that all the uses set forth in this Section 5.5.1 are, as of the date hereof, permitted uses in both the ** and ** zones by the Zoning Ordinance. Landlord further represents and warrants that on the date hereof it has received no notice of pending amendments to the Zoning Ordinance that would change the permitted uses on the Site, and covenants that if at any time during the effective period of this Lease it receives such notice it will promptly send a copy to Tenant. Landlord further represents and warrants that it has received approval of the Site Plan as contemplated in the Addendum and that it will take all reasonable actionsto preserve the density of development allowed by the approved Site Plan. Landlord covenants that it has not taken and will not take any actions that would cause any or all of the uses set forth in this Section 5.5.1 to become nonconforming uses or not permitted uses during the effective period of this Lease or any extension of the Term.

5.5.2 The foregoing representations and warranties are subject to the following assumptions and qualifications:

a. Virginia Code Sections 15.1-486, et seq. (the “Enabling Legislation”) authorizes the local governing body, in this instance the Board of Supervisors of **, to classify the territory under its jurisdiction into zoning districts to regulate land use and development. The Zoning Ordinance recites that it was adopted by ordinance pursuant to the Enabling Legislation. Landlord has assumed, based solely upon such recitation, that the Zoning Ordinance was duly authorized and adopted.

b. The Site, Building and use thereof are subject to all of the other provisions of the Zoning Ordinance, as amended, including without limitation, site plan and public facility requirements, and any occupancy of the Building is subject to the issuance of a non-residential use permit. Also, the use of the Building is subject to any and all other applicable laws, rules, regulations, orders and ordinances of the United States, Commonwealth of Virginia and County of **.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

5.5.3 If any of the representations or warranties set forth in Section 5.5.1 is untrue, or if the Zoning Ordinance or any other law, statute or ordinance affecting the permitted uses of the Site is changed as a result of any actions by Landlord or any party affiliated with Landlord at any time during the effective period of this Lease, including any extension periods, so that the Building cannot be used as stated in Section 5.5.1 then Tenant shall have the right to terminate this Lease and, at Tenant’s option, the ** Lease upon thirty (30) days’ prior written notice to Landlord, and Tenant shall have no further liability to Landlord hereunder or thereunder except under those provisions which would normally survive termination, provided, however, that Tenant shall have no right to terminate this Lease during the pendency of any action that would make all of the uses set forth in Section 5.5.1 permitted uses on the Site provided that Tenant is permitted to carry on its business after such action and during the pendency of such action in the same manner as immediately before such change. Landlord shall undertake diligent efforts to prosecute such rezoning action at Landlord’s expense promptly after it learns of such change.

SECTION 6 MAINTENANCE, REPAIRS AND ALTERATIONS

6.1 Tenant’s Obligations. Tenant shall keep in good order, condition and repair the Building and Ancillary Facilities and every part thereof, whether or not any portion of the Premises, Building Improvements or Ancillary Facilities requiring repair, or the means of repairing the same, is reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises, Building Improvements or Ancillary Facilities; provided, however, that Landlord shall be responsible for any repairs the need for which occurs as a result of structural defects or which are in the nature of capital expenditures other than the Tenant’s Building Improvements or Ancillary Facilities or which result from the negligence or willful misconduct of Landlord, its agents, employees or invitees.

6.2 Surrender. On the last day of the Term, or on any sooner termination, as provided herein, Tenant shall surrender the Premises (which shall include for purposes of this surrender provision all alterations performed by Tenant as provided in Sections 6.5.1 and 6.5.2) to Landlord in the same condition as at the Commencement Date, ordinary wear and tear excepted, and, at Tenant’s sole option, remove or surrender any or all of the Building Improvements, any or all alterations performed by Tenant as provided in Sections 6.5.1 and 6.5.2, and Tenant’s trade fixtures, furnishings and equipment. Tenant shall repair any damages to the Premises occasioned by the installation or removal of any of the foregoing. Notwithstanding anything to the contrary otherwise stated in this Lease, if Tenant leaves any of the foregoing on the Premises, including without limitation air lines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing or fencing, any of the foregoing that were in use by Tenant or its permitted subtenants immediately prior to the end of the Term shall be in good operating condition, and any of the foregoing that were not in use by Tenant or its permitted subtenants as of when Tenant or its permitted subtenants ceased operations in the Premises shall be in “as is” condition.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

6.3 Landlord’s Rights. If Tenant shall fail to perform Tenant’s obligations under Section 8 (relating to destruction of the Premises), or under any other Section of this Lease, Landlord may at its option (but shall not be required to) enter upon the Premises after thirty (30) days’ prior written notice to Tenant (except in the case of an emergency, in which case notice may be informal and shall be effective upon receipt) perform such obligations on Tenant’s behalf and put the same in good order, condition and repair, and the cost thereof shall become due and payable to Landlord thirty (30) days after written demand therefor, which demand shall include appropriate supporting documentation.

6.4 Landlord’s Obligations; Tenant’s Rights. It is intended by the parties hereto that Landlord have no obligation, in any manner whatsoever, to repair or maintain the Building Improvements, the Ancillary Facilities or the equipment therein, all of which obligations are intended to be those of Tenant under Section 6.1. Landlord shall, at Tenant’s expense, keep in good order, condition and repair the Premises other than the Building and the Ancillary Facilities and every part thereof, whether or not any portion of the Premises requiring repair, or the means of repairing the same, is reasonably or readily accessible to Landlord, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises; provided, however, that Tenant shall be responsible for any repairs the need for which occurs as a result of the negligence or willful misconduct of Tenant, its agents, employees or invitees. In the event that Tenant has actual knowledge that repair or maintenance work which Landlord is obligated to perform in accordance with this Section 6.4 and which is not of an emergency nature (as defined below) is required, then Tenant shall provide Landlord, and any first mortgage lender (“First Mortgage Lender”) of Landlord if Landlord has notified Tenant of the name and address of such First Mortgage Lender, with a written notice specifying the requirement therefor; and, provided that such repair or maintenance work is in fact required, Landlord shall (or First Mortgage Lender may) proceed with due diligence and in good faith to effect the same within thirty (30) days after receipt of Tenant’s written notice, or within such longer period of time as may reasonably be required in the event that, due to the particular nature of such work, it is not reasonably susceptible to being repaired or maintained within such thirty (30) day period.

If in Tenant’s sole discretion any repair or maintenance work that Landlord is obligated to perform in accordance with this Section 6.4 is needed in order to avoid interruption of Tenant’s operations or damage to any of Tenant’s equipment or threatens the life or safety of any person (“of an emergency nature”), then Tenant shall provide Landlord with prompt telephonic notice specifying the requirement therefor and the emergency nature thereof, and Landlord shall proceed with due diligence to abate the emergency or threat thereof as soon as reasonably required. In the event that Landlord fails to accomplish the same, then, upon a second telephonic notice to Landlord, Tenant shall have the right to perform such work at Tenant’s expense.

6.5 Alterations, Additions and Improvements.

6.5.1 Building Improvements; Ancillary Facilities. Tenant shall have the right, without Landlord’s prior written consent, to make alterations, additions or improvements to the Building Improvements and the Ancillary Facilities; provided, however, that any such alterations, additions or improvements shall not be made if such work would decrease the market value of the Premises as measured immediately prior to the commencement of such work; and provided further that changes to the external appearance of the Ancillary Facilities shall not be made without the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. All contractors and subcontractors performing such work shall be licensed and maintain suitable levels of insurance, naming Landlord and Landlord’s First Mortgage Lender as additional insureds. Tenant shall ensure that all necessary permits have been issued prior to the commencement of any such work.

6.5.2 Premises. During the Term, Tenant shall have the right to make alterations, additions, or improvements to the Premises only with Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord may require that Tenant provide plans and specifications of the proposed work prior to the Landlord granting consent. In addition, Landlord shall have the right to approve all contractors and subcontractors performing such work and require them to be licensed and to maintain suitable levels of insurance.

6.5.3 Drawings. Any alteration, addition or improvement to the Premises that Tenant shall make pursuant to Section 6.5.2 shall be documented with “as-built” drawings, a copy of which shall be delivered to Landlord upon the completion of such alteration, addition or improvement.

6.5.4 Liens. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Building Improvements, the Ancillary Facilities or the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein. Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law, and shall also have the right to require Tenant to include such a provision and waiver of liens in any of its contracts which could give rise to such liens. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole cost and expense, defend itself and Landlord against the same, provided, however, that within ten (10) business days of the filing of any such lien, Tenant shall cause such lien to be removed of record by payment, bonding or otherwise. Landlord may require Tenant to pay Landlord’s reasonable attorney’s fees and costs in participating in such action if Landlord shall decide it is in its best interest to do so.

6.5.5 Ownership. Except as provided in Section 6.2, any alterations, additions or improvements made to the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the expiration of the Term. Notwithstanding the provisions of this paragraph, the Building Improvements, the Ancillary Facilities, and Tenant’s movable trade fixtures, furnishings and equipment shall remain the property of Tenant (unless abandoned to Landlord upon surrender of the Premises) and Tenant’s moveable trade fixtures, furnishings and equipment may be removed by Tenant subject to the provisions of Section 6.2.

6.5.6 Compliance with Laws; Workmanship. Any alterations, additions or improvements made to the Premises shall be constructed in a good and workmanlike manner, in accordance with all applicable laws, rules, regulations, orders, ordinances, building codes, and board of fire underwriters requirements.

SECTION 7 INSURANCE AND INDEMNITY

7.1 Insurance During Construction.

7.1.1 General Contractors. Before the commencement of construction of the **, Landlord shall deliver to Tenant and prior to the commencement of construction of the Building Improvements and/or Ancillary Facilities, Tenant shall deliver to Landlord, certificates of insurance evidencing the following types of insurance coverage for their respective contractors in the following minimum amounts, written on an occurrence basis, which policies shall (i) be issued by companies reasonably approved by the other party, (ii) be maintained by Landlord or its contractors and subcontractors at all times during the construction of the **, and by Tenant or its contractors and subcontractors at all times during construction of the Building Improvements and Ancillary Facilities, (iii) name Landlord and Tenant as an additional insured and (iv) be endorsed to waive subrogation against Landlord and Tenant:

a. Workers’ compensation coverage, with statutory limits, and employer’s liability coverage with limits as follows: One Hundred Thousand Dollars ($100,000) per accident for bodily injury by accident; One Hundred Thousand Dollars ($100,000) per each employee for bodily injury by disease, with a policy limit of Five Hundred Thousand ($500,000) for bodily injury by disease;

b. Commercial general liability policy to include Contractors’ Basic Coverage with XC&U exclusions deleted, with endorsements for “Completed Operations,” “Broad Form Property Damage Liability,” “Independent Contractors’ Protective Liability,” “Personal Injury Liability,” and “Blanket Contractual Liability” with limits in an amount not less than One Million Dollars ($1,000,000) per occurrence.

c. Automobile liability coverage, with bodily injury limits of at least One Million Dollars ($1,000,000) combined single limit for bodily injury or property damage for each accident;

d. Builder’s risk (non-reporting form) coverage written on a “Completed Value and Replacement Value” form to cover the costs of construction and consequential losses incurred as a result of covered damage to the ** (Landlord) or Building Improvements and Ancillary Facilities (Tenant), including loss to the interiors of unenclosed buildings; and

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

e. Umbrella excess liability coverage providing for at least Ten Million Dollars ($10,000,000) in coverage above the primary employers liability, comprehensive general liability, automobile liability and a Ten Thousand Dollar ($10,000) self-insured retention.

7.1.2 Subcontractors. Landlord and Tenant shall each require their respective general contractors to certify to the other party hereto that their respective subcontractors have insurance coverages covering their work on the Building and the Site of the types and in amounts customary to their particular trades.

7.2 Insurance During Term.

7.2.1 Landlord’s Liability Insurance. Landlord shall, at Tenant’s sole cost and expense, obtain and keep in force during the Term, a policy of commercial general liability insurance naming Tenant as an additional insured, insuring against any liability arising out of the use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall, together with excess umbrella liability coverage, be in an amount not less than Five Million Dollars ($5,000,000), written on an occurrence basis.

7.2.2 Landlord’s Property Insurance. Landlord shall, at Tenant’s sole cost and expense, obtain and keep in force during the Term a policy or policies of insurance covering loss or damage to the **, in the amount of the full replacement value thereof, as the same may exist from time to time, against “all perils” of direct physical damage or comparable coverage as then customary in the insurance industry for comparable property. Said insurance policy or policies shall provide for payment of loss thereunder to Landlord and any Lenders (if such Lenders have been made known to the insuring party) as their interests may appear.

7.2.3 Insurance To Be Procured by Tenant. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect at all times during the Term, policies providing for the following coverage:

(a) Property Insurance. Policies of insurance covering the Ancillary Facilities, Building Improvements, and Tenant’s fixtures and equipment installed and located in the Premises, and in addition thereto, covering all of the furnishings, merchandise and other contents in the Premises, for the full replacement value of said items. Coverage should at least insure against “all perils” of direct physical damage or comparable coverage as then customary under insurance industry practice in the Commonwealth of Virginia, together with insurance against vandalism, malicious mischief and sprinkler leakage or other sprinkler damage. Any and all proceeds of such insurance, so long as the Lease shall remain in effect, shall be used only to the extent necessary to repair or replace or pay for the items so insured.

(b) Liability Insurance. A policy of commercial general liability insurance, naming Landlord and Landlord’s First Mortgage Lender as additional insureds, protecting against bodily injury, property damage or any personal liability occasioned by an occurrence on or about any part of the property, the Premises or appurtenances thereto, and containing contractual liability coverage, with such policies together with excess umbrella

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

liability coverage, to be in the minimum amount of Five Million Dollars ($5,000,000) per occurrence. In the event that it becomes customary for a significant number of tenants of commercial office buildings in the area to be required to provide liability insurance policies to their landlords with coverage limits higher than the foregoing limits, then Tenant shall be required on demand of Landlord to obtain insurance policies the limits of which are not less than the then customary limits.

(c) Tenant’s Worker’s Compensation Insurance. Tenant shall, during the entire Term, keep in full force and effect, worker’s compensation or similar insurance affording statutory coverage and containing statutory limits as required under the local worker’s compensation or similar statutes.

7.3 Insurance Policies. All insurance policies herein to be procured by either party shall (i) be issued by good and solvent insurance companies licensed to do business in the Commonwealth of Virginia having a Best’s Rating of AX or better; (ii) be written as primary policy coverage and not contributing with or in excess of any coverage which the other party hereto may carry; and (iii) insure and name respectively Tenant or Landlord as an additional insured as their respective interests may appear; all such policies shall contain a provision that although respectively Tenant or Landlord and Landlord’s First Mortgage Lender are named as additional insureds, Tenant, Landlord and such First Mortgage Lender shall nevertheless be entitled to recover under the other party’s policies for any loss, injury or damage to it or its servants, agents and employees by reason of the act or negligence of Landlord or Tenant or Lender as applicable. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Landlord’s or Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Landlord’s or Tenant’s liability arising under or out of this Lease. With respect to each and every one of the insurance policies herein required to be procured by Landlord or Tenant, Landlord or Tenant shall deliver to Landlord true copies of each such policy or modifications in force at the commencement of the lease and thereafter upon the other party’s demand therefor. Any insurance required to be carried hereunder may be carried under a blanket policy covering the Premises and other locations of the party. Each and every insurance policy required to be carried hereunder by or on behalf of a party shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, unless the other party shall first have been given thirty (30) days prior written notice thereof: (i) such insurance policy shall not be cancelled and shall continue in full force and effect, (ii) the insurance carrier shall not fail to renew such insurance policy, and (iii) no material changes may be made in such insurance policy. The term “insurance policy” as used herein shall be deemed to include any extensions or renewals of such insurance policy. In the event that Tenant shall fail promptly to furnish any insurance coverage hereunder required to be procured by Tenant, and such failure continues despite Landlord’s informal notice to Tenant, Landlord, at its sole option, shall have the right to obtain the same and pay the premium therefor for a period not exceeding one (1) year in each instance, and the premium so paid by Landlord and a fifteen percent (15%) administrative charge shall be immediately payable by Tenant to Landlord as additional rent, provided that if Tenant provides evidence of such coverage to Landlord, Landlord shall cancel such coverage obtained by Landlord and credit Tenant the amount of premium, if any, refunded to Landlord, less an administrative charge of fifteen percent (15%) of such refund.

7.4 Insurance Requirements. Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate or be in conflict with fire insurance policies covering the property or any part thereof, including all common areas, or fixtures and property therein, or any other insurance policies or coverage referred to above in this Section 7; and Tenant shall promptly comply with all rules, orders, regulations, or requirements, of the Insurance Services Office having jurisdiction, or any similar body, in the case of such fire insurance policies, and shall not do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, which shall increase the rate of fire insurance on the property or on any property, including all Common Areas, located therein, or increase the rate or rates of any other insurance referred to hereinabove applicable to the property or any portion thereof. If by reason of failure of Tenant to comply with the provisions of this Section 7, the fire insurance rate, or the rate or rates of any other insurance coverage referred to above, shall at any time be higher than it otherwise would be, and if Landlord at such time is obligated to, or has elected to, obtain and maintain in effect any such insurance coverage, then Tenant shall reimburse Landlord on demand as additional rent for that part of all premiums for any insurance coverage that shall have been charged because of such violation by Tenant and which Landlord shall have paid on account of an increase in the rate or rates in its own policies of insurance.

7.5 Waiver of Claims and Subrogation. Tenant and Landlord each hereby release and relieve each other, and waive their entire right to recovery against the other for loss or damage insured by the policies required herein or any other policies actually held by either Tenant or Landlord, whether due to the negligence, respectively, of Landlord or Tenant or their agents, employees, contractors or invitees. Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver is contained in this Lease and shall use their best efforts to procure the consent of such carrier or carriers to the foregoing mutual waiver and shall cause all of the policies to be procured hereunder to contain a waiver of subrogation endorsement at the expense of the party procuring the policy, and if such endorsement cannot be obtained at a commercially reasonable expense, this Section 7.4 shall be deemed null and void with respect to claims covered by the insurance for which such waiver cannot be obtained. Such waiver shall be effective upon receipt of such carriers’ consent thereto as well as to the waiver of subrogation endorsement.

7.6 Indemnity.

7.6.1 Tenant’s Indemnity. Tenant shall indemnify and hold Landlord harmless from and against all demands, loss, liability, claims, expenses, causes of action, fines, penalties and damages arising from the construction of the Building Improvements and Ancillary Facilities by Tenant or Tenant’s use of the Premises or its breach of any provision of this Lease, and from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises, which arise during the period of construction of the Building or the Term of the Lease, and shall further indemnify and hold harmless Landlord from and against any and all claims arising from the negligence or willful misconduct of Tenant or any of Tenant’s agents, contractors, employees, licensees or invitees and from and against all costs, attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding be brought against Landlord by reason of any such claim, Landlord shall provide Tenant with prompt written notice of such action or proceeding, and Tenant shall have the right to defend the same at Tenant’s expense. Tenant shall be entitled to timely notice and reasonable cooperation from Landlord, as well as to control of the defense and settlement of all such claims. Tenant shall not indemnify and hold Landlord harmless from and against any demands, loss, liability, claims, expenses, causes of action, fines, penalties and damages arising from the negligent or wrongful acts, of Landlord, its employees, contractors, agents, representatives or invitees.

7.6.2 Landlord’s Indemnity. Landlord shall indemnify and hold Tenant harmless from and against any and all demands, loss, liability, claims, expenses, causes of action, fines, penalties and damages arising from Landlord’s actions or inactions or any activity, work or things done, permitted or suffered by Landlord in or about the Premises pursuant to Landlord’s obligations under this Lease, including without limitation the construction of the Premises or Landlord’s breach of any provision of this Lease, and shall further indemnify and hold harmless Tenant from and against any and all claims arising from the negligence or willful misconduct of Landlord or any of Landlord’s agents, contractors, employees, licensees or invitees and from and against all costs, attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon timely written notice from Tenant, shall defend the same at Landlord’s expense. Landlord shall be entitled to timely notice and reasonable cooperation from Tenant, as well as to control of the defense and settlement of all such claims. Landlord shall not indemnify and hold Tenant harmless from and against any demands, loss, liability, claims, expenses, causes of action, fines, penalties and damages arising from the negligent or wrongful acts, of Tenant, its employees, contractors, agents, representatives or invitees.

7.7 Exemption from Liability. Except as otherwise specifically provided in this Lease, Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, agents, customers, contractors, licensees or invitees, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, customers, contractors, licensees or invitees, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, except to the extent such damage or injury is caused by the negligence or willful misconduct of Landlord, its agents, contractors, employees, representatives or invitees.

SECTION 8 DAMAGE, DESTRUCTION; OBLIGATION TO REBUILD; RENT ABATEMENT

8.1 Determination to Rebuild. If during the Term the Building is damaged or destroyed by any casualty to the extent that (a) the entire Building is damaged or destroyed and such damage or destruction cannot be repaired within three hundred sixty (360) days after the date of such damage or destruction, or (b) a portion of the Building is damaged by such a casualty and, as a result thereof, Tenant is unable to make any use of the Premises for the operation of its business as set forth in Section 5.1.1, then either Landlord or Tenant shall have the right to terminate this Lease as hereinafter provided. If such casualty occurs within three (3) years prior to the end of the Term or any extension of the Term, and (a) repair of such damage or destruction would not be economically feasible, or (b) proceeds from insurance remaining after any required payment to any Lender of Landlord are insufficient to repair such damage or destruction, then Tenant shall have the right to terminate this Lease, and Landlord shall have the right to terminate this Lease unless Tenant agrees to renew this Lease so that the term of this Lease will last at least as long as is required by a prospective Lender of Landlord as a condition of financing such repair; if Tenant does so agree, then Landlord shall rebuild the ** regardless of the availability of insurance proceeds after any required payment to any Lender of Landlord. Within ten (10) days after the occurrence of any such casualty, damage or destruction, Landlord and Tenant shall attempt to agree upon whether such casualty falls within any one or more of the four categories herein above described. In the event that Landlord and Tenant are unable to so agree, then the determination shall be made by an independent third party architect selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such architect shall be instructed to make a determination within thirty (30) days after the expiration of the foregoing ten (10) day period. In the event that Landlord and Tenant agree, or the architect determines, that the casualty falls within one or more of the four categories set forth herein above, then, within ten (10) days next succeeding such determination or agreement, a party having the right to terminate this Lease may exercise that right by written notice to the other. In such event, all insurance proceeds attributable to the ** shall be paid to Landlord, and all insurance proceeds attributable to the Building Improvements and Ancillary Facilities shall be paid to Tenant, subject, however, to the rights of any of their respective Lenders. In the event that this Lease is not so terminated, then Landlord shall proceed with due diligence to restore the ** and Tenant shall proceed with due diligence to restore the Building Improvements and Ancillary Facilities as described in Section 8.2.

8.2 Rent Abatement; Rebuilding; Force Majeure. In the event of destruction or damage during the Term to the Building or the Premises which renders the Premises partially or wholly unusable by Tenant for the operation of its business, but which does not result in termination of this Lease in accordance with Section 8.1, this Lease shall not terminate and Rent, Operating Expenses and Real Property Taxes shall be abated in proportion to the area of the Premises which cannot be used or occupied by Tenant for the operation of its business (it being understood that such area may be greater than the area destroyed or damaged), and in fact is not used by Tenant, as a result of such casualty. Landlord shall in such event, within a reasonable

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

time after the date of such destruction or damage, subject to Force Majeure (as defined below) or to Tenant delay, restore the ** to substantially the same condition as prior to such partial damage or destruction. Tenant shall then be obligated to proceed with due diligence to restore the Building Improvements to substantially the same condition as prior to such damage or destruction pursuant to a ** development agreement to be executed between Landlord and Tenant on substantially the same terms as the Addendum. Landlord and Tenant shall coordinate their repair and restoration activities in a manner comparable to the coordination of the initial construction as provided in the Addendum. In no event shall Rent, Operating Expenses and Real Property Taxes abate or shall any termination of this Lease occur if damage to or destruction of the Premises is the result of the negligence or willful act of Tenant, or Tenant’s agents, employees, representatives, contractors, successors or assigns, licensees or invitees. Except for any delay in Tenant’s occupancy and use of the Building caused by long lead items, in no event shall the abatement of Rent, Operating Expenses and Real Property Taxes, whether partial or total, extend for more than six (6) months after Close-In of the ** (as defined in the Addendum). As used in this Section 8, “Force Majeure” shall mean acts of God; inclement weather; explosions; sabotage; riots; civil commotions; acts of war; results of any warfare or warlike conditions; fire or other casualty; energy shortages beyond the reasonable control of the parties hereto; governmental actions and omissions; labor strikes, provided that the parties hereto have made reasonable good faith efforts to minimize the effects of such Force Majeure.

8.3 Liability. Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair of any portion of the Premises, except as otherwise specifically provided in this Lease. Landlord shall use all reasonable efforts to minimize annoyance and inconvenience to Tenant caused by any such repair activities but Landlord shall not be required to confine repair activity to non-business hours.

8.4 Vacation; Survival. In the event of termination of this Lease as provided herein, then all Rent shall be apportioned and paid to the date on which Tenant’s usage of the Premises ceases, or the date of such damage, whichever last occurs, and Tenant shall vacate the Premises as soon as is reasonably possible, considering the nature of the work required in connection therewith; provided, however, that those provisions of this Lease which are intended to cover matters of termination and the period thereafter shall survive the termination hereof.

SECTION 9 TAXES

9.1 Payment of Taxes. Tenant shall pay the Real Property Taxes (as defined below) applicable to the Site supporting the **, the **, the Building Improvements and the Ancillary Facilities during the Term of this Lease apportioned thereto as shown on the assessor’s records. Each such payment shall be made prior to the delinquency date of such payment. Tenant shall, upon request, furnish Landlord with satisfactory evidence that such Real Property Taxes have been paid. If Tenant fails to pay any Real Property Tax bill, then Landlord may pay the same and bill Tenant therefor. In the event Landlord receives a Real Property Tax bill directly, Landlord shall promptly notify Tenant of such bill and of Landlord’s decision to pay such bill directly or not, pursuant to the following sentence. Landlord may pay

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

such bill directly to the taxing authority, prior to the delinquency date of such payment, and bill Tenant therefor. If any Real Property Taxes paid by Tenant shall cover any period of time after the expiration of the Term, Tenant’s share of such Real Property Taxes shall be prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Landlord shall reimburse Tenant to the extent required, within thirty (30) days after the end of the Term. If Landlord pays such bill (either in a case where Tenant receives such bill and fails to pay it, or in the case where Landlord receives such bill, pays it and bills Tenant therefore), then, in either case, Tenant shall repay such amount to Landlord within thirty (30) days after demand therefore, unless Tenant is contesting the Real Property Tax pursuant 9.5. In the event that a Real Property Tax is levied for improvements such as sewer systems, water systems, drainage systems, sewage treatment facilities, street paving, curbs and gutters, or street lighting benefiting a specific area including the Premises, and such Real Property Tax is payable over a certain number of years, including all or a part of the Term of this Lease, Tenant may elect to pay only such installments thereof as become first due and payable during the Term of the Lease.

9.2 Definition. As used herein, “Real Property Tax” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, income or estate taxes) imposed on the Premises, the Building Improvement or the Ancillary Facilities by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage, transportation or other improvement district thereof, assessed against any legal or equitable interest of Landlord in the Premises or of Tenant in the Building Improvements or the Ancillary Facilities, assessed against Landlord’s right to Rent or other income therefrom, and assessed against Landlord’s business of leasing the Premises. The term Real Property Tax shall not include income taxes of any kind, unless such taxes replace real estate taxes, nor shall it include any costs of or taxes attributable to any proffer costs. The parties understand that the foregoing shall not be construed to exclude from Tenant’s payment of taxes such as may be attributable to future transportation tax districts affecting the Premises.

9.3 Joint Assessment. If the Premises, the Building Improvements or the Ancillary Facilities are not separately assessed, Tenant’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Landlord and Tenant from the respective valuation assigned in the assessor’s work sheets or such other information as may be reasonably available.

9.4 Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishing, equipment and all other personal property of Tenant contained on the Premises or in the Ancillary Facilities (“Personal Property Taxes”). When reasonably possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord or the appropriate taxing authority the taxes attributable to Tenant’s personal property within thirty (30) days after receipt of a written

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

statement setting forth the taxes applicable to Tenant’s property, properly supported by applicable tax bills.

9.5 Right to Contest Assessment. Tenant shall have the right, at its sole expense, to contest the amount or validity, in whole or in part, of any Real Property Taxes or Personal Property Taxes by appropriate proceedings diligently conducted in good faith, only after paying such tax or posting such security as Landlord or the First Mortgage Lender may reasonably require in order to protect the Premises against loss or forfeiture and otherwise complying with any payment, bonding or other requirements of **, Virginia. Upon the termination of any such proceedings, Tenant shall pay the amount of such Tax or part of such Tax as finally determined, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties, or other related liabilities. Landlord shall not be required to join in any such contest or proceedings unless the provisions of any law or regulations then in effect require that such proceedings be brought by or in the name of Landlord. In that event, Landlord shall join in such proceedings or permit them to be brought in its name; however, Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such contest or proceedings, and Tenant shall indemnify Landlord against and save Landlord harmless from any such costs and expenses. Notwithstanding the preceding sentence, Landlord shall assist Tenant, at Tenant’s expense, in such contest in any way reasonably requested by Tenant.

SECTION 10 UTILITIES.

Tenant shall pay for all water, sewer, gas, heat, light, power, telephone and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a pro rata share of such expenses based upon Tenant’s actual usage or, at Tenant’s option, separate meters shall be installed at Tenant’s expense.

SECTION 11 ASSIGNMENT AND SUBLETTING

11.1 Consent. Tenant shall not voluntarily or by operation of law assign, mortgage or encumber all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which Landlord may grant, condition or withhold in Landlord’s sole discretion. In addition, Tenant shall not sublet all or a portion of the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, it being agreed that Landlord may reasonably base a refusal to consent upon the reputation or business of the proposed sublessee, any restrictions placed upon Landlord by Landlord’s First Mortgage Lender, or upon any contractual restrictions or covenants to which Landlord is bound. Landlord shall respond to Tenant’s request for consent hereunder within ten (10) days after Tenant shall have furnished Landlord with a copy of the proposed assignment documents and such other reasonable documents relating thereto that Landlord may require. Tenant shall have no right to assign this Lease, or sublet the Premises, at any time that Tenant is in default hereunder.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

11.2 Tenant Affiliate. Notwithstanding the provisions of Section 11.1, Tenant may assign or sublet the Premises, or any portion thereof, upon notice to Landlord, but without Landlord’s prior written consent, to any corporation or entity which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that said assignee or sublessee assumes, in full, the obligations of Tenant under this Lease, and the net worth of such entity, together with that of Tenant, is equal to or greater than the net worth of Tenant prior to such merger, consolidation, or acquisition. Any such assignment or subletting shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease.

11.3 No Release of Tenant. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant’s obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor.

SECTION 12 DEFAULTS AND REMEDIES

12.1 Tenant Defaults. The occurrence of any one or more of the following events shall constitute a default of this Lease by Tenant (a “Tenant Default”), provided, however, that no Tenant Default shall exist until expiration of any cure period set forth below:

12.1.1 The abandonment of the Premises by Tenant.

12.1.2 The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder where such failure shall continue for a period of ten (10) business days after written notice from Landlord to Tenant.

12.1.3 The failure by Tenant materially to observe or perform any of the material covenants, conditions or provisions of, or Tenant’s breach of any material representation or warranty set forth in, this Lease or the ** Lease to be observed or performed by Tenant, other than described in Section 12.1.2, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if such failure is not reasonably capable of being cured within such thirty- (30-) day period and if Tenant promptly commences and diligently pursues the cure of such failure, then such period shall be extended as necessary to permit Tenant to cure such failure provided that such period of time shall not be so extended as to subject Landlord to any liability, loss or penalty and that throughout such period Tenant complies fully with all of its other obligations under this Lease, including, but not limited to, the payment of Rent at the time required hereunder.

12.1.4 If (a) Tenant makes any general arrangement or assignment for the benefit of creditors; (b) Tenant becomes a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (c) a trustee or receiver is appointed to take possession of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (d) all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, is subjected to attachment, levy, execution or other judicial seizure, and such seizure is not discharged within thirty (30) days.

12.1.5 The discovery by Landlord that any financial statement provided to Landlord by Tenant, or any successor-in-interest of Tenant, or any guarantor of Tenant’s obligations hereunder, was materially false at the time it was provided.

12.1.6 In the event that Tenant fails to pay Rent or any other payment required hereunder when due, and Landlord shall have provided Tenant with a default notice twice during any twelve (12) month period, then any future installment of Rent, or any other payment required hereunder, which is not paid when due shall result in an automatic assessment of a late charge of five percent (5%) of the amount overdue. In the event that Tenant fails to materially comply with any other term, covenant or condition of this Lease twice during any twelve (12) month period during the term hereof and Landlord has provided Tenant with written notices of such failures, then the Tenant shall not thereafter during the subsequent twelve (12) month period be entitled to a notice from Landlord nor to a cure period with respect to any future failure of Tenant to comply with such term, covenant or condition of this Lease.

12.2 Landlord’s Remedies. In the event of a Tenant Default, Landlord may at any time thereafter, without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Tenant Default:

12.2.1 Terminate Tenant’s right to possession of the Premises by any lawful means (including by self-help in accordance with applicable law), in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages permitted to be recovered by a landlord in such case pursuant to applicable law, together with all damages incurred by Landlord by reason of Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorney’s fees, and that fraction of any real estate commission actually paid equal to the percentage of the Term following termination, all of which expenses shall be documented to the extent reasonably feasible.

12.2.2 Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, the Landlord shall be entitled to enforce all of the Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due, provided that Landlord shall not unreasonably refuse to consent to an assignment or sublease proposed by Tenant in mitigation of damages, provided that the conditions of Section 11.1 above are met.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

12.2.3 Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the Commonwealth of Virginia.

12.3 Landlord Defaults. Landlord’s failure materially to observe or perform any of the material covenants, conditions or provisions of, or Landlord’s material breach of any material representation or warranty set forth in, this Lease or the ** Lease to observed or performed by Landlord (whether monetary or otherwise and including without limitation the provision of parking in accordance with Section 1.3 above), where such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant to Landlord and any First Mortgage Lender of Landlord if Landlord has notified Tenant of the name and address of such First Mortgage Lender, shall constitute a default of this Lease by Landlord (“Landlord Default”); provided, however, that if such failure is not reasonably capable of being cured within such thirty - (30) - day period and if Landlord or such First Mortgage promptly commences and diligently pursues the cure of such failure, then such period shall be extended as necessary to permit Landlord to cure such failure.

12.4 Tenant’s Remedies. In the event that any of Landlord Default, without limiting Tenant in the exercise of any right or remedy that Tenant may have by reason of such Landlord Default:

12.4.1 Tenant may terminate this Lease and, at its option, the ** Lease.

12.4.2 Whether or not Tenant terminates this Lease and, at its option, the ** Lease pursuant to Section 12.4.1, after providing written notice to Landlord, Tenant may do any act in the doing of which Landlord has defaulted under this Lease or the ** Lease except that Tenant shall not pay any financial obligation of Landlord to a third party which may pertain to property of the Landlord in addition to the Premises, such as for mortgages, taxes or insurance, and the doing of such act by Tenant shall not relieve Landlord of any other of its obligations under this Lease.

12.4.3 Whether or not Tenant takes any action pursuant to Section 12.4.1 or 12.4.2, Tenant may pursue any right or remedy now or hereafter available to Tenant under the laws or judicial decisions of the Commonwealth of Virginia. Landlord shall be liable for all expenses incurred by Tenant with respect to any Landlord Default (except to the extent that any expenses so incurred by Tenant are of a nature that, if they had been incurred in the first instance by Landlord, they would have been reimbursable by Tenant to Landlord in accordance with the terms of this Lease) including, but not limited to, the costs of taking any action pursuant to Section 12.4.2, and shall pay such amounts to Tenant within thirty (30) days after Landlord’s receipt of written demand therefor from Tenant, which demand shall include appropriate documentation.

SECTION 13 CONDEMNATION

13.1 Termination: Rent Reduction. If during the Term the Premises or any portion thereof, or the land on which the Ancillary Facilities are located or any portion thereof, are taken

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part or so taken as the date of the condemning authority takes title or possession, whichever occurs first. If more than fifty percent (50%) of the usable floor area of the Building is taken by condemnation, or if, as a result of the condemnation, Tenant is unable to make any use of the Building for the operation of its business, either Landlord or Tenant may, at its option, to be exercise in writing within fifteen (15) days after the condemning authority shall have taken possession, terminate this Lease as of the date the condemning authority takes such possession. If neither Landlord nor Tenant terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the remaining portion of the Premises, except that the Rent shall be reduced in the proportion that the usable floor area of the Building taken bears to the total usable floor area of the Building before the condemnation. No reduction of Rent shall occur if the only area taken is that which does not have the Building located thereon.

13.2 Parking. If any portion of the Tenant’s Parking is taken, Landlord shall provide for Tenant’s use the same number of spaces reasonably adjacent to the Building after such condemnation as were provided pursuant to Section 1.3 before such condemnation, subject to equitable adjustment to reflect staff size reduction effected by Tenant, in Tenant’s sole discretion. Such spaces shall be located reasonably adjacent to the ** and no less favorably than for any other tenant of the **.

13.3 Ancillary Facilities. If all or a portion of the area taken is land on which all or a portion of the Ancillary Facilities are or is located, and if this Lease is not terminated pursuant to Section 13.1, then Tenant shall apply the condemnation award it receives pursuant to Section 13.4, to the extent applicable to the Ancillary Facilities, to the cost of rebuilding the Ancillary Facilities, and Landlord shall provide a new reasonably mutually acceptable location for the Ancillary Facilities.

13.4 Apportionment of Award. If Tenant cannot pursue its separate claim for an award or condemnation, whether because of legal or practical constraints, then Landlord shall include in any claim for any award for the taking of all or any part of the Premises under the power of eminent domain, or any payment made under threat of the exercise of such power, a claim for the value of the Building Improvements. Such award, whether made as compensation of diminution in value of the leasehold or for the taking of the fee, or as severance damages, if such award includes the Building Improvements, shall be shared between Landlord and Tenant, subject in all events to the rights of only Landlord’s construction lender and permanent first mortgage lender, as follows: (i) the portion of the award equal to the value attributed to the Site by the condemning authority shall be retained in its entirety by the Landlord; (ii) the portion of the award equal to the Total Costs of the Project (as defined below) or, if the remainder of the award is an amount less than the Total Costs of the Project, then such remainder, shall be shared between Landlord and Tenant pro rata in proportion to the amount that Landlord’s Costs (as defined below) and Tenant’s Costs (as defined below), respectively, each bear to the Total Costs of the Project; and (iii) the remainder, if any, shall be divided equally between Landlord and Tenant. “Landlord’s Costs” shall mean the total audited costs certified by a Certified Public

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Accountant as the true and accurate costs incurred by the Landlord and properly attributable to the design and construction of the ** and any improvements thereto, excluding any costs for public improvements not on the Site or on the Site but which Landlord would not have provided except that they were required by a public authority as a condition for any approval required in connection with the development of the Building or any rezoning of the Site, less an amount equal to any portion of the condemnation proceeds paid to Landlord’s construction lender or permanent first mortgage lender pursuant to this Section 13.4. “Tenant’s Costs” shall mean the total audited costs certified by a Certified Public Accountant as the true and accurate costs incurred by the Tenant and properly attributable to the design and construction of the Building Improvements and any improvements thereto. The “Total Costs of the Project” shall mean the sum of Landlord’s Costs and Tenant’s Costs. Notwithstanding any division of any condemnation award pursuant to this Section 13.4, Tenant shall be entitled to prosecute an independent claim against the condemning authority for loss of or damage to Tenant’s property, moving expenses and relocation expenses.

13.5 Restoration. In the event that this Lease is not terminated by reason of a condemnation, Landlord shall repair any damage to or loss of the ** or Parking Area and Tenant shall repair any damage to or loss of the Building Improvements caused by such condemnation as may be necessary to render the remaining Building a sound architectural unit substantially suitable for the purposes for which it was used immediately prior to the condemnation, all according to the provisions for rebuilding described in Section 8.2, utilizing all available condemnation proceeds resulting from such condemnation, subject to any conditions on such use set by Landlord’s construction lender or first permanent mortgagee. The parties shall make all reasonable efforts to cooperate to avoid unnecessary disruption in the Tenant’s operation of its business.

SECTION 14 ESTOPPEL STATEMENT

14.1 Contents. Tenant shall, at any time upon not less than thirty (30) days’ prior written notice from Landlord, or any mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such mortgagee, as applicable, a statement in writing to the extent true (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease, as so modified, is in full force and effect), and the date to which the Rent and other charges are paid; (b) acknowledging that there are not, to Tenant’s knowledge, any uncured Landlord Defaults hereunder, or specifying such Landlord Defaults if any are claimed; and (c) addressing any other issues regarding this Lease and Tenant’s tenancy that may be reasonably requested by Landlord.

14.2 Failure To Execute. Tenant’s failure to execute and deliver such statement within the allotted time shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification; (b) there are no uncured Landlord Defaults; and (c) not more than one month’s Rent has been paid in advance. Alternatively, Landlord shall have the right to execute such a statement for Tenant as Tenant’s attorney-in-fact, which attorney-in-fact shall be deemed coupled with an interest and irrevocable.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

14.3 Financial Statements. If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant agrees to deliver, to Landlord, Tenant’s most recent annual report which shall either be audited by an independent certified public accountant or certified by any officer of Tenant as containing the true, correct and complete financial statements of Tenant, prepared in accordance with GAAP, provided that Landlord shall disclose such financial statements only as necessary to such financing or sale and pursuant to an undertaking by any recipient to keep the contents confidential.

SECTION 15 LANDLORD’S LIABILITY

The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the land on which the Premises are located, or a lessee’s interest in a ground lease of the Premises, whichever is applicable. In the event of any transfer of such interest, Landlord herein named) land in the case of any subsequent transfers, the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, except to the extent such obligations arose before the date of such transfer. Any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns only during their respective periods of ownership, except to the extent such obligations arise during their respective periods of ownership. Notwithstanding anything contained in this Lease or under applicable laws to the contrary, the partners of Landlord, who are natural persons, including, without limitation, its general partners, shall have no personal liability under this Lease, collectively or individually, it being agreed that Tenant’s sole recourse shall be against the assets of the Landlord as an entity.

SECTION 16 SEVERABILITY

The invalidity or unenforceability of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity or enforceability of any other provision of this Lease.

SECTION 17 INTEREST

Any amount payable from either party to the other which is not paid when due shall bear interest from the date such amount is overdue until actually paid at the rate of interest equal to two percent (2%) over the rate announced from time to time by Crestar Bank (or its successor) as its prime rate, or if Crestar Bank ceases to exist and has no successor, then Citibank, N.A. Payment of such interest shall not excuse or cure any default nor be deemed a waiver of such default.

SECTION 18 INTEGRATION; DUAL TERMINATION

18.1 Integration. This Lease and the ** Lease contain the entire understanding between the parties as to the subject matter hereof and supersede any prior

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

understanding and agreements between them respecting said subject matter. Except for this Lease and the ** Lease, there are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto. This Lease can be modified only by a writing signed by both of the parties hereto or their duly authorized agents. This Lease and the ** Lease shall be construed as a whole. In the event of conflicts or inconsistency between them with respect to subject matter covered by the provisions of the Addendum, the terms of the Addendum shall take priority. Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety and Health Act; the legal use and adaptability of the Premises; and the compliance of the Premises with all applicable laws and regulations in effect during the term of this Lease, except as otherwise specifically stated in this Lease.

18.2 Dual Termination. Any right of Tenant to terminate or cancel this Lease shall be deemed to include the right to terminate or cancel the ** Lease on sixty (60) days’ notice, and any right of Tenant to terminate or cancel the ** Lease shall be deemed to include the right to terminate or cancel this Lease on sixty (60) days’ notice. Tenant may terminate or cancel either this Lease or the ** Lease, pursuant to its terms, without terminating or cancelling the other. If Landlord terminates this Lease pursuant to Section 8.1 or 13.1, then Tenant shall have the right to terminate the ** Lease on sixty (60) days’ notice; and if Landlord terminates the ** Lease pursuant to Section I.9(a) thereof or to Section 11(a) of the Addendum thereto, then Tenant shall have the right to terminate this Lease on sixty (60) days’ notice.

SECTION 19 NOTICES

19.1 Formal Notices. Any notice provided, required or permitted to be given by either party to the other under this Lease, except for informal notices as provided in 19.2 below, must be in writing, and may be served (a) by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid, and registered or certified, with return receipt requested; (b) by and delivery with a receipt therefor; or (c) by recognized overnight delivery service, such as Federal Express, Purolator or Emery. For purposes of notices, the addresses of the parties shall be as follows:

If to Landlord:

**, A Virginia Limited Partnership

c/o **

** , Virginia **

with a copy (which shall not constitute notice)

to:

**

Attn: Legal Department

**, Virginia **

If to Tenant:

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Visa U.S.A. Inc.

Legal Department

**

Attention: General Counsel

with a copy (which shall not constitute notice)

to:

Visa U.S.A. Inc.

**

Attention: Vice President for Operations

Each notice required or permitted under this Lease shall be deemed to have been properly given and received on the date of delivery if delivered by hand or on the date a receipt for delivery is executed by the addressee or on the date delivery is refused by the addressee if delivered by recognized delivery service or if mailed first class or certified mail, return receipt requested and postage prepaid to the foregoing addresses. Each party may change its address for notice by giving notice thereof in the manner herein above provided.

19.2 Informal Notice. Any informal notice expressly permitted hereunder to be given telephonically or orally shall be given in the case of ** to its property manager, presently **, **, Vice President, and in the case of Tenant, to its Vice President, Operations Eastern Center, presently **, or to such other person holding such position or to such other party designated by formal notice pursuant to Section 19.1, above.

SECTION 20 WAIVERS

No waiver by either party of any provisions hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by either party of the same or any other provision. Either party’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of that party’s consent to or approval of any subsequent act by the other party. Any waivers must be in writing and signed by the waiving party to be enforceable.

SECTION 21 HOLDING OVER

21.1 Month-to-Month Tenancy. In the event that Tenant remains in possession of the Premises, or any part thereof, after the termination of this Lease or any renewal period, such occupancy shall constitute a month-to-month tenancy only, at a monthly rental rate equal to one hundred and fifty percent (150%) of the rental rate in effect during the last month of the Term or any renewal term of the Lease immediately prior to such holdover; provided, however, that any unexercised renewal options or rights of first refusal, if any, shall be deemed terminated and be of no further force or effect during said month-to-month tenancy.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

21.2 One-Month Extension Right. Notwithstanding Section 21.1, if Tenant desires to remain in the Premises beyond the expiration of the Term, or any renewal term, Tenant shall provide Landlord with a written notice at least three (3) months prior to the end of the Term, or renewal term, as applicable, requesting that the Term, or renewal term, as applicable, be extended for one (1) month. If Landlord objects to such extension, and has a prospective tenant for the Premises, then Tenant shall be subject to the provisions of Section 21.1 as well as to eviction and other remedies as provided under applicable law and Section 12.2. If either (i) Landlord consents to such extension, or (ii) Landlord does not have a prospective tenant for the Premises, then Tenant shall be entitled to remain in the Premises for such one (1) month period at the same Rent as was in effect during the last month of the Term, or renewal term, as applicable, escalated, however, as provided in Section 4. The one (1) month extension right described herein shall be a continuing one subject to the notice and space availability conditions described herein above.

SECTION 22 CUMULATIVE REMEDIES

No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

SECTION 23 BINDING EFFECT; CHOICE OF LAW

This Lease shall inure to the benefit of and shall bind the parties, their personal representatives, successors and permitted assigns. This Lease shall be governed by the laws of the Commonwealth of Virginia, except for its conflicts of laws rules.

SECTION 24 SUBORDINATION

24.1 Subordination. This Lease shall be subordinate and subject to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon all or any part of the Premises; any and all advances made on the security thereof; all renewals, modifications, consolidations, replacements and extensions thereof when as to which Landlord provides a non-disturbance agreement from the holder thereof in favor of Tenant reasonably acceptable to Tenant.

24.2 Execution of Documents. Subject to the provisions of Section 24.1, Tenant agrees to execute any documents required to effectuate an attornment, a subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. In the event that Tenant fails to execute such documents within fifteen (15) days after Landlord makes written demand therefor, Tenant does hereby make and appoint Landlord as Tenant’s attorney-in-fact, for the sole purpose of executing said documents in Tenant’s place and stead, which such appointment shall be deemed coupled with an interest and irrevocable.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

SECTION 25 ATTORNEY’S FEES

If either party named herein brings an action to enforce the terms hereof or declare rights hereunder, the substantially prevailing party in any such action, on trial or appeal, shall be entitled to its reasonable attorney’s fees and court costs to be paid by the other party.

SECTION 26 LANDLORD’S ACCESS

Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the Premises or showing the same to prospective purchasers, lenders or lessees; provided, however, that Landlord shall give reasonable advance notice of entry of the Building to Tenant except in the case of an emergency. Landlord and Landlord’s agents shall have the right to enter the Premises for the purpose of making repairs required or permitted to be made by Landlord pursuant to this Lease, upon reasonable prior notice to Tenant and with Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Landlord shall not be deemed to be in default hereof, and Tenant shall hold Landlord harmless from any damage to the premises and/or claims, damages, liabilities and expenses including reasonable attorneys’ fees arising from Tenant’s denial, delay or conditioning of access as requested by Landlord. In case of emergency, notice may be informal and shall be effective immediately upon receipt. Landlord may, during the last twelve (12) months of the Term, place on or about the Premises any ordinary “For Lease” signs.

SECTION 27 SIGNS

Tenant shall have exclusive exterior signage rights to the Building except as noted in Section 26. Such signage shall, however, be subject to (i) Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and (ii) all applicable laws, rules, regulations and ordinances.

SECTION 28 RECORDATION

Neither this Lease nor any memorandum hereof shall be recorded among the land records of ** County, Virginia, without the prior written consent of Landlord. Landlord, however, agrees that it will consent to the recordation of a memorandum hereof, provided that (i) the memorandum contains no economic terms, (ii) such recordation is at Tenant’s sole cost and expense, and (iii) such recordation is released, immediately after the end of the Term, also at Tenant’s sole cost and expense, it being also agreed that Landlord shall have the right to execute such a release on behalf of Tenant, as Tenant’s irrevocable attorney-in-fact if Tenant fails to do so. Tenant shall reimburse Landlord for its costs and expenses incurred as a result of Tenant’s failure to effect such release, which Tenant agrees shall be equal to $500.00 per day for each day more than ten (10) days after Landlord’s written request is received by Tenant.

SECTION 29 QUIET POSSESSION

Upon Tenant paying the Rent for the Premises and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the entirety of the Premises for the entire Term subject to all of the provisions of this Lease. Without limiting the foregoing, during any construction or other disruptive activities by Landlord in the vicinity of the Building, Landlord shall take all reasonable steps to minimize noise, dust, inconvenience and disruption to Tenant’s operations in the Building.

SECTION 30 RULES AND REGULATIONS

Tenant agrees that it will abide by, keep and observe all reasonable rules and regulations which Landlord may make from time to time for the management, safety, care and cleanliness of the Site, the exterior of the Building, the grounds, the parking of vehicles and the preservation of good order therein as well as for the convenience of other occupants and tenants of the buildings located near the Building, provided that such rules and regulations do not unreasonably interfere with Tenant’s permitted uses of the Premises under this Lease. The current set of rules and regulations is attached hereto as Exhibit C.

SECTION 31 SECURITY MEASURES

Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same, except to the extent required under the Addendum.

SECTION 32 AUTHORITY

Each individual executing this Lease on behalf of an entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said entity.

SECTION 33 BROKERS

Landlord and Tenant each represent and warrant to the other that neither party has been represented by a broker in connection with this Lease, except for **, where commission shall be paid by Landlord in accordance with a certain outside agreement, and The Irving Group, whose commission shall be paid by Landlord in accordance with a certain outside agreement. Each party agrees to indemnify and hold the other party harmless from and against any and all losses, costs (including, without limitation, court costs and reasonable attorney’s fees), liabilities, claims or damages incurred by such other party as a result of a breach of the foregoing representations by the indemnifying party.

SECTION 34 OPTIONS

34.1 Multiple. In the event that Tenant has any multiple options to extend or renew this Lease, a later option cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

34.2 Default. Tenant shall have no right to exercise any option, notwithstanding any language in the grant of the option to the contrary, while Tenant is in default hereunder, except that Tenant may exercise such option within the period provided by 34.3 below, which exercise shall not take effect if Tenant fails to cure such default within the period provided in Section 12.1.

34.3 Lease Extension. Landlord hereby grants to Tenant the right and option to- extend the Term of this Lease for either, at Tenant’s sole option, (i) two (2) consecutive five (5) year extension terms, or (ii) one (1) ten (10) year extension term. Each such extension option may only be exercised by written notice declaring Tenant’s election to exercise the extension option given to Landlord on or before the later to occur of (i) twelve (12) months prior to the expiration of the term preceding such extension term or (ii) or thirty (30) days after receipt of a written notice from Landlord specifying the expiration date of the option notice period. All of the terms, covenants and conditions of this Lease shall apply during such extension terms, except that the terms hereof relating to the construction of the Building shall be inapplicable, and the rental rate payable for the renewal term(s) in accordance with Section 3 shall be as follows:

(i) the base rent shall be increased to Nineteen and 55/100 Dollars ($19.55) per Visa Usable and Visa Rentable (per Exhibit D) square foot per annum at the beginning of the first (1st) year of the first (1st) five (5) year extension term, or first (1st) year of the ten (10) year extension term, as applicable, and shall then escalate each year as provided in Section 4 of this Lease until the end of the particular extension term; and

(ii) in the event that Tenant, having previously exercised its first (1st) five- (5) year extension option, then exercises the second (2nd) five- (5) year extension option, the base rent shall be further increased to Twenty-Four and 95/100 Dollars ($24.95) per square foot per annum at the beginning of the first (1st) year of such second (2nd) five (5) year extension term, and shall thereafter escalate each year as provided in Section 4 of this Lease until the end of such second (2nd) five- (5) year extension term.

SECTION 35 CANCELLATION OPTIONS

In addition to other termination rights provided in this Lease, Tenant shall have the cancellation rights set forth in this Section 35.

35.1 Fifty Percent (50%) ** Completion. Tenant shall have the right to cancel this Lease and, at Tenant’s option, the ** Lease, upon written notice to Landlord, on or before the date which is ten (10) days after Tenant receives notice from Landlord that the construction of the ** is 50% complete, as determined by the architect hired by Landlord to design the **, provided, however, that Tenant shall pay to Landlord, as a condition precedent to such cancellation, an amount equal to one hundred twenty-five percent (125%) of Landlord’s Costs (as defined in Section 13.4 but without taking into account the exclusions stated therein) from the date hereof to the date of cancellation, such payment to be made on or before the fifth business day after Landlord shall have provided Tenant with a written notice setting forth the amount thereof and including appropriate supporting documentation.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Upon compliance by Tenant with the notice and payment obligations described herein above, within the time limitations set forth herein above, this Lease and, if cancelled by Tenant, the ** Lease, shall be and remain null and void and of no further force or effect.

35.2 Post-** Completion. Tenant shall have the right to cancel this Lease and, at Tenant’s option, the ** Lease, upon written notice to Landlord, at any time during the time period commencing on the date of Substantial Completion of the ** (as defined in paragraph 3 of Exhibit G) and ending upon the earlier date to occur of (i) the date of Substantial Completion of the Building Improvements (as defined in Exhibit G), and (ii) the date that is six (6) months after Close-In of the ** (as defined in Exhibit F), provided, however, that Tenant shall, at its option, (a) pay to Landlord an amount equal to one hundred twenty-five percent (125%) of Landlord’s Costs (as defined in Section 13.4 but without taking into account the exclusions stated therein) to date, such payment to be made on or before the fifth business day after Landlord shall have provided Tenant with a written notice setting forth the amount thereof and including appropriate supporting documentation, or (b) continue to be obligated to pay to Landlord all Rent and other charges which would otherwise become due and payable under the Lease, as well as all expenses incurred by Landlord as a result of Tenant not performing in accordance with the other terms of this Lease (including, without limitation, utility charges, real estate taxes, insurance costs and costs of maintenance and repair), as and when the same would have been due and payable under this lease less any proceeds to Landlord from any reletting of the **, or portion(s) thereof, to replacement tenants. Landlord does not hereby assume any obligation whatsoever to relet the ** or to otherwise mitigate its damages; provided, however, that Tenant shall have the right to present to Landlord its consent a replacement tenant or tenants, and that Landlord’s consent to such replacement tenant(s) shall not be unreasonably withheld, conditioned or delayed, it being agreed that Landlord may reasonably base a refusal to consent upon the reputation or business of the proposed sublessee, any restrictions placed upon Landlord by any Lender of Landlord or upon any contractual restrictions or covenants to which Landlord is bound.

SECTION 36 NOTICE TO LENDER; CURE BY LENDER

In the event of any Landlord Default hereunder, except as provided in Section 6.4 with regard to repairs of an emergency nature, Tenant shall, prior to taking any action to remedy such Landlord Default or to terminate this Lease or any other action in connection therewith, send to The Prudential Insurance Company of America (“First Mortgage Lender”), 1100 15th Street, N.W., Suite 400, Washington, D.C. 20005, ATTN: Director-Real Estate Finance (or a successor First Mortgage Lender of which Landlord has given notice to Tenant), with a copy to the attention of the Regional Counsel at that same address, a notice pursuant to Section 19 specifying the Landlord Default, whereupon such First Mortgage Lender shall have the right, but not the obligation, to cure such Landlord Default on behalf of Landlord within the time period provided herein for Landlord’s cure of such Landlord Default, which cure shall be accepted by Tenant. Except as provided in Section 6.4 with regard to repairs of an emergency nature, Tenant shall have no right to take any other action as a result of any Landlord Default unless and until Tenant complies with the provisions of this Section 36 so long as said Prudential Insurance Company of

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

America is in fact the first mortgage lender with respect to the property of which the Premises forms a part.

SECTION 37 DISPUTE RESOLUTION

37.1 Resolution by Principals. If any dispute, disagreement, difference, controversy or claim shall arise between the parties concerning any provision of this Lease, or if the parties are unable to reach mutual agreement with respect to any matter described herein requiring mutual agreement (collectively, a “Controversy”), either party shall provide notice of the Controversy to the other. If the parties have not corrected or otherwise resolved the Controversy to their mutual satisfaction within five (5) business days after receipt of such notice, then either party may require the Controversy to be submitted, as the exclusive means of resolving the Controversy, to a meeting of the Vice President Operations, Eastern Center and General Counsel of Tenant and a general partner of Landlord (or their designated successors) and their respective representatives (collectively, the “Principals”), who shall meet within ten (10) days after either party provides notice to the other requesting such a meeting.

37.2 Small Disputes Arbitrable. If the Controversy is not settled within five (5) days after the first day on which the Principals meet pursuant to such notice, and if the Controversy concerns a nonmonetary matter or a monetary dispute involving less than Fifty Thousand Dollars ($50,000.00), then either party may cause the Controversy to be submitted to and determined by arbitration in accordance with the appropriate rules of the American Arbitration Association (“AAA”) in effect at the time the Controversy is submitted for arbitration and with applicable statutes, subject to the provisions of this Section 37 (and the other party hereby consents to such submission and determination). The appropriate roles of the AAA shall be deemed to be, for a Controversy arising in connection with the design and construction of the **, the Construction Industry Arbitration Rules of the AAA, and for a Controversy arising during the Term of this Lease, the Commercial Arbitration Rules of the AAA. The arbitration shall be commenced by a written demand made by one party upon the other, which written demand shall contain a statement of the Controversy and the name and address of the arbitrator appointed by the demandant. Within ten (10) days after its receipt of the written demand, the other shall give the demandant written notice of the name and address of its arbitrator. Within ten (10) days after the date of the appointment of the second arbitrator, the two arbitrators shall meet. If the two arbitrators are unable to resolve the Controversy within ten (10) days after their first meeting, they shall select a third arbitrator. Each of the three arbitrators shall have at least five (5) years’ experience in the construction or management of commercial office property, as appropriate, and shall not be employed by or under contract with either party or an affiliate of either party, nor related to any employee or contractor of either party or an affiliate of either party. The third arbitrator shall be designated as chair and shall immediately give Landlord and Tenant written notice of his or her appointment. The three arbitrators shall meet within ten (10) days after the appointment of the third arbitrator. If they are unable to resolve the Controversy within ten (10) days after their first meeting, the third arbitrator shall select a time, date and place for a hearing and shall give Landlord and Tenant thirty (30) days’ prior written notice of it. The date for the

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

hearing shall not be more than sixty (60) days after the date of appointment of the third arbitrator.

37.3 Conduct of Hearing. At the hearing, Landlord and Tenant shall each be permitted to present testimony and tangible evidence and to cross-examine the other’s witnesses. The arbitrators may make additional rules for the conduct of the hearing or the preparation for it. The arbitrators shall render their written decision to Landlord and Tenant not more than thirty (30) days after the last day of the hearing.

37.4 Remedy. The arbitrators shall have the authority to award any remedy contemplated by this Lease, without regard to whether a court would have such authority. The arbitrators shall not have the power to add to, modify, detract from or alter in any way the provisions of this Lease or any amendments or supplements to this Lease. The written decision of at least two arbitrators shall be conclusive and binding upon Landlord and Tenant for amounts less than fifty thousand ($50,000.00), and judgment upon such decision may be entered in any court having jurisdiction. The arbitrators shall not have the authority to make an award of punitive, exemplary, special, indirect or consequential damages.

37.5 Division of Costs. As part of the arbitral award, the arbitrators shall determine which party is the substantially prevailing party in any arbitration pursuant to this Section 37, and that party shall be entitled to its reasonable fees for the services of its appointees, attorneys and witnesses, as well as all other proper costs relating to the arbitration, to be paid by the other party.

37.6 Major Monetary Disputes Arbitrable. If the Controversy is not settled within five (5) days after the first day on which the Principals meet pursuant to this Section 37, and if the Controversy concerns a monetary dispute involving Fifty Thousand Dollars ($50,000.00) or more, then if the parties so agree, they shall submit the Controversy to arbitration in accordance with Sections 37.1-37.5; otherwise, either party is free to file an appropriate court action in any court having jurisdiction.

37.7 Design and Construction to Continue While Controversy Pending. It is mutual intent of the parties that the design and construction of the **, Building Improvements and Ancillary Facilities not be impeded by the existence of a Controversy. Therefore, if a Controversy arises in connection with such design and construction, work shall proceed according to the Schedule while the parties are proceeding in good faith to resolve the Controversy pursuant to this Section 37, and if the Controversy involves a claim by one party that the other party is in default of this Lease, the allegedly defaulting party shall not cease work during the pendency of any proceedings pursuant to this Section 37.

SECTION 38 WAIVER OF LANDLORD’S LIEN

Landlord waives any statutory liens, and any rights of distress, with respect to Tenant’s data and data processing programs and shall not unreasonably refuse, delay or condition the release of such liens or rights of distress with respect to other personal property of the Tenant

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

upon Tenant’s request therefor in writing. This Lease does not grant a contractual lien or any other security interest to Landlord with respect to Tenant a property.

SECTION 39 MISCELLANEOUS

39.1 No Construction Against Drafter. This Lease has been prepared by Landlord and Tenant and their professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

39.2 Captions, Headings and Sections. Captions and headings are for convenience and reference only, and shall be of no force or effect in the interpretation or construction of this Lease. Feminine or neuter pronouns shall be substituted for those of the masculine and the plural shall be substituted for the singular number, or vice versa, in any place in this Lease where the context may require such substitution. Unless otherwise expressly stated, references to Sections and Exhibits shall mean Sections and Exhibits of this Lease. The word “including” shall be construed to mean “including without limitation” except where otherwise expressly stated. The Addendum is incorporated into and forms apart of this Lease, and all references herein to this Lease shall be deemed to include the Addendum.

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

IN WITNESS WHEREOF, the parties hereto subscribe their respective signatures as of the date first above written.

LANDLORD:	TENANT:

**, A Virginia Limited Partnership

By: **	VISA U.S.A. INC.
General Partner

By	/s/ **	By	/s/ Michael Massey
Name	**	Name	Michael Massey
Title	President	Title	Senior Vice President
Date	April 30, 1991	Date	April 11, 1991

By	/s/ **
Name	**
General Partner
Date	April 30, 1991

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

ADDENDUM REGARDING ** DEVELOPMENT

This ADDENDUM REGARDING ** (this “Addendum”), attached to and made a part of the Lease dated April 18, 1991 (the “Lease”) between Visa U.S.A. Inc., a Delaware corporation, located at ** (“Tenant”) and **, A VIRGINIA LIMITED PARTNERSHIP, located at **, Virginia ** (“Landlord”), sets forth the agreement of the parties regarding the development of a new data center annex for Tenant (the “Building”) to be constructed as an addition to the ** in the location shown on the Site Plan prepared by Huntley, Nyce & Associates, P.C. dated December 11, 1989, which was approved by the ** County Department of Environmental Management on July 5, 1990, with revisions as approved from time to time (the “Site Plan”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease. Because the Building will be developed in part by Landlord through its contractors,, which will provide the ** (as defined below), and in part by Tenant, through its contract with Com-Site International, Inc. (“Com-Site”) to design and construct the Building Improvements (as defined below), Landlord and Tenant have agreed to set forth in this Addendum certain responsibilities of Landlord, the distinction between Landlord’s responsibilities and those of Tenant, and the arrangements for coordination between Landlord and its contractors, on the one hand, and Tenant and its contractors, on the other hand. The parties recognize that Landlord has contracted with ** (“ ** ”) as its general contractor, that Tenant has contracted or will contract with Com-Site, and that each party has contracted or will contract with other builders, contractors, subcontractors and consultants on such terms as each party in its sole discretion deems appropriate.

I. **. Landlord shall, at its sole expense, prepare the Site for the construction of the Building and construct the ** in accordance with this Section I. Landlord shall design and construct the ** in full compliance with (i) all applicable laws and regulations including, but not limited to, building, environmental, mechanical, electrical, and plumbing codes in force and effect in **, Virginia (the “Applicable Codes”); (ii) all applicable zoning codes and regulations; (iii) those plans and specifications of Landlord that have been reviewed by and not objected to by Tenant and its contractors and consultants; (iv) all specifications of Tenant set forth in this Addendum and any changes or additions ordered by Tenant pursuant to Section IV.C or IV.D.1; and (v) all changes required pursuant to Section IV.D.2. Any material deviation from such reviewed plans or such specifications of Tenant, if made without Tenant’s knowledge and written consent, shall be a Landlord Default, subject to the provisions of Sections 12.3 and 12.4 of the Lease. Subject to all of the foregoing, the following portions of this Section I delineate Landlord’s responsibilities with regard to the design and development of the **.

I.A. Building Site

I.A.1. Building Site. Landlord shall secure at its expense all necessary approvals, including approval of the Site Plan, any necessary easements, building permits necessary to the

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

construction to be undertaken by Landlord and, upon Substantial Completion of the Building (as defined in Exhibit G), a nonresidential use permit. Landlord and Tenant shall cooperate, and shall ensure that their respective contractors, subcontractors and consultants cooperate with each other as necessary in obtaining such approvals and permits. Landlord shall not be responsible for any delay in obtaining nonresidential use permit to the extent such delay is caused by the actions or inaction of Tenant or its contractors, subcontractors or consultants.

Landlord shall have full responsibility for any existing site plan improvements bond and any such bond required in connection with the development of the Building, as well as for any improvements or payments required by a public authority as a condition for any approvals required in connection with the development of the Building or any rezoning of the Site, and for any costs or expenses, including without limitation any taxes, related thereto. Tenant shall assist Landlord as necessary in obtaining such approvals, including without limitation providing copies of plans and other information required by this Addendum to be prepared by Tenant and requested by any permitting authority. Landlord shall provide security during construction as Landlord believes appropriate pursuant to good construction practices, by means of fences or other methods Landlord seems appropriate. Construction fences shall remain in place until substantial completion. Landlord shall provide any necessary paving, and those utility services described as follows:

I.A.2. Water and Sewer.

There shall be public water main connections to the Building, to maintain water service for domestic and fire protection needs at all times. Sanitary and storm sewers shall be connected to the Building systems. The public sewers available may be either combined sanitary and storm sewers or separate sanitary and storm street sewers.

I.B. Environment

Tenant may, at its sole option and at its sole expense, perform an environmental audit including but not limited to soils tests of the Site, at any time before groundbreaking for construction of the **. Landlord shall indemnify and hold Tenant harmless from any claims, damages, losses, expenses, suits and any liability whatsoever for any environmental conditions, Hazardous Materials (as defined in Section VI), or breach of the Environmental Laws (as defined in Section VI) at the Site existing as of the Commencement Date under the Lease or in the **, and shall remove any such Hazardous Materials and abate any such breach of the Environmental Laws; provided, however, that Landlord shall have no liability or responsibility for any such Hazardous Materials or breach of the Environmental Laws to the extent caused by Tenant or Tenant’s contractors, subcontractors, consultants, agents or employees. Tenant shall indemnify and hold Landlord harmless from any claims, damages, losses, expenses, suits and any liability whatsoever for any environmental conditions, Hazardous Materials, or breach of the Environmental Laws in the Building Improvements or placed at the Site by Tenant or its contractors, subcontractors, consultants, agents or employees, and shall remove any such Hazardous Materials and abate any such breach of the Environmental Laws.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

I.C. Exterior Construction.

The ** shall be a three-level structural steel frame building with a precast concrete and glass exterior, including a connection to the ** by a glass-enclosed walkway at the first and second floors, as described in this Addendum and as depicted in design drawings of Charles F. Dettor, AIA, dated August 10, 1990, as approved by ** on November 19, 1990, as revised from time to time (the “Design Drawings”), which are incorporated herein by this reference. For purposes of establishing Rent (as defined in Section 3 of the Lease) and calculating changes in Rent when measured in square footage pursuant to the Lease, including without limitation the calculations set forth in Sections 8.2 and 34.3 of the Lease, the Building shall be deemed to consist of 65,360 gross square feet, 64,058 rentable square feet, and 60,944 Visa usable Visa rentable square feet (measured as provided in Exhibit D). Landlord shall design and construct the ** so that the elevation of the finished first floor of the Building will be the same as the elevation of the finished first floor of the **.

The ** (other than the connecting walkway) shall include a structural steel frame, a permanent weathertight roof, concrete shear walls, no windows, and no glass except 100% opaque spandrel glass with drywall immediately behind it, and shall meet the seismic requirements set forth below. At Tenant’s sole option and at Tenant’s sole expense, Landlord shall incorporate into the ** wire mesh or metal barriers between such spandrel glass and drywall.

The enclosed walkway to the ** shall be constructed as the ** except for seismic standards, which shall be consistent with the ** or current building code requirements, whichever are greater. The first level (ground level) shall be 100% opaque spandrel glass with drywall immediately behind it and at Tenant’s sole option and expense, shall incorporate wire mesh or metal barriers between such spandrel glass and drywall. The exterior of the second level shall consist of vision glass and otherwise be consistent in appearance and quality with the ** (with no drywall behind the glass). The second level shall be fully accessible for use by the handicapped, and shall include handrails. Tenant shall be responsible for floor coverings, electrical outlets, lighting, HVAC and ceilings in the walkways.

I.D. Electrical.

Landlord shall ensure that all existing ** electrical power lines which may conflict with the construction of the Building are removed and rerouted from their existing location. All costs of said existing electrical power line relocation shall be the responsibility of the Landlord. As part of relocation, Landlord will install underground PVC duct capacity sized to accommodate primary voltage-feeder for the Building from ** to a point in the vicinity of the ** transformer.

Tenant shall provide a load letter to Virginia Power. At that time, Landlord shall facilitate requests, expedite processing and coordinate with Virginia Power any new electrical

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

power lines, transmission facilities, transformers, transformer pads and associated appurtenances required to provide a minimum of 4,000 amp service to the Building through a new primary voltage underground feeder to the new transformer location as prescribed by Virginia Power and Com-Site load letter.

All costs associated with new primary voltage underground feeder through and including the terminal splice box shall be the responsibility of the Landlord. All costs associated with new primary voltage underground feeder, transformer pads, switches and other appurtenances on the load side of the terminal splice box shall be the responsibility of the Tenant.

I.E. Plumbing

I.E.1. Soil, Waste and Vent System. A complete system of soil, waste and vent piping shall be provided and connected to all plumbing fixtures, mechanical equipment and floor drains. The above grade areas shall have a gravity system connecting to the street/site sewer system. Sanitary house sewer(s) shall extend separately to the exterior of the Building and then connect as a combined sewer if required by the Applicable Codes. Sanitary and vent stacks with capped outlets shall be provided on each floor.

I.E.2. Storm Water System. Roof drains and area drains shall be collected in a piping and leader system conveyed to separate housedrain(s) leaving the Building.

I.E.3. Domestic Water System Water service connections shall be a minimum of 2” in size, separately metered and cross connected. The system shall be designed to provide pressure at the plumbing fixture not to exceed 80 psi and to be no less than 20 psi. Fire demand service will be sized in accordance with municipal code.

I.E.4. Domestic Hot Water System. Toilet rooms shall be served with hot water at 110 F.

I.F. Flooring. The ** shall include ceramic flooring for toilets, concrete slabs braced by steel throughout the Building, and two-inch self-priming floor drains as reflected on the 100 percent Design Drawings dated August 10, 1990 in each column bay.

I.G. Wall Treatments. The ** shall include painted drywall on the inside face of the exterior walls and columns requiring fire-rated protection.

I.H. Doors. The ** shall include exterior doors as required by the Applicable Codes, and interior doors only in toilet rooms, janitor closets and valve room and as required by the Applicable Codes in stairwells and corridors.

I.I. Toilet Rooms The ** shall include toilet rooms and janitor closets as shown on the Design Drawings (but not less than required by the Applicable Codes, taking into account the very low density of workers in computer equipment areas), including finished

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

walls and partitions, all fixtures and all plumbing, doors, floors, mirrors, standard accessories, and other items necessary to complete such toilet rooms and janitor closets in every respect except ceilings, electrical, air conditioning, exhaust systems or ventilation. Such toilet rooms shall be located adjacent to exterior Building walls, in corners if possible.

I.J. Elevator. The ** shall include one eight thousand (8,000) pound capacity hydraulic with a cab of standard size, but not less than ten feet (10’) high, nine feet (9’) deep and six feet six inches (6’6”) wide, and standard doors with clearance at least five feet (5’) wide and eight feet (8’) high. The ** shall not include electric wiring to the elevator from the building panel. Landlord shall assign (to the extent assignable) to Tenant warranties on all elevator equipment and shall provide with its subcontractor and/or supplier thereof that warranty periods shall not commence until the sooner of (a) the Commencement Date, (b) occupancy by Tenant, (c) six months after Close-In of the ** as defined in Exhibit F, or (d) upon the request of the Tenant.

I.K. Stairs. The ** shall include two stairwells, one at each end of the Building, with railings, firedoors and outdoor exits as required by the Applicable Codes.

I.L. Loading Dock, Including Door and Hydraulic Lift. The ** shall include a loading dock with one eight thousand (8,000) pound capacity hydraulic dock lift, an entrance at least eight feet (8’) wide without obstructions, and an unobstructed height of at least eight feet (8’) clear above the top of the docklift when it is fully extended at four feet six inches (4’6”) above the truck grade. Landlord shall assign (to the extent assignable) to Tenant warranties on loading dock equipment, including doors and the hydraulic lift and shall provide with its subcontractors and suppliers thereof that warranty periods shall not commence until the sooner of (a) the Commencement Date, (b) occupancy by Tenant, or (c) six months after Close-In of the ** as defined in Exhibit F or (d) upon the request of Tenant.

I.M. Exclusions. The ** shall not include heating, ventilating or air conditioning systems, ceilings, fire suppression or alarm systems, lighting, or lightning protection or grounding for equipment.

I.N. Accommodation for Building Improvements. Landlord shall permit Tenant to provide in slabs and walls as needed for ducts, risers, exhaust fans and vents, wiring, cabling, and the like, as indicated on plans prepared for the Building Improvements by contractors and consultants for Tenant.

I.O. Additional Structural Criteria

I.O.1. The ** shall achieve a live load minimum of not less than 150 psf.

I.O.2. Landlord shall design and construct the ** to resist the effects of seismic ground motions, as provided in Section 2312 of the Uniform Building Code of 1988 (the “Code”), at a minimum.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

I.O.3. Landlord shall design and construct the ** in compliance with the specifications applicable to “Seismic Zone 2B” (as defined in Section 2312 of the Code).

I.O.4. Landlord shall design and construct the ** in compliance with the specifications applicable to “Occupancy Category I,” an “Essential Facility” (as defined in Section 2312 of the Code). The “Importance Factor I” (as defined in Section 2312 of the Code) for the design of the ** shall be 1.5, including the application to the design of elements of structures and nonstructural components supported by structures.

I.O.5. The ** shall meet the requirements for a “Regular Structure” (as defined in Section 2312 of the Code).

I.O.6. The structural system for the ** shall be a “Building Frame System” or a “Dual System” (as those terms are defined in Section 2312 of the Code) with resistance to lateral load provided by cast-in-place reinforced concrete shear walls.

I.O.7. The ** shall be designed by the static lateral force procedure of Section 2312(3) of the Code.

I.O.8. The last two paragraphs of Section 2312(e)8 of the Code shall not apply.

I.O.9. In addition to complying with Section 2312 of the Code, components of the seismic force resisting systems shall comply with the specific requirements for the material contained in Chapters 24 through 28 of the Code.

I.O.10. Any concrete space frame required by design to be part of the lateral force resisting system shall be a “special moment resisting space frame” (as defined in Section 2312 of the Code).

I.O.11. The ** wind load capability shall be determined pursuant to Section 1112.0 of the Building Officials & Code Administrators International, Inc. (“BOCA”) Code, using an “Importance Factor” (as defined in the BOCA Code) of 1.11 (for essential facilities).

I.O.12. The ** snow load capability shall be determined pursuant to Section 1111.0 of the BOCA Code, using an “Importance factor” (as defined in the BOCA Code) of 1.2 (for essential facilities).

I.O.13. The ** shall have a slab to slab dimension of fifteen feet, zero inches (l5’ 0”) on the first and second floors, and sixteen feet, zero inches (16’ 0”) in the cellar.

I.O.14. The ** shall have a column bay size of thirty (30) by thirty (30) feet.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

I.O.15. The loading dock area shall be accessible by over-the-road semi-tractor trailers.

II. Other Items

II.A. Ancillary Facilities. Landlord shall provide four thousand five hundred (4,500) square feet on the Site for diesel generators, water storage tanks, and additional area for underground diesel fuel tanks and cooling towers (collectively, the “Ancillary Facilities”). Landlord shall have no responsibility for providing any of the Ancillary Facilities, but shall secure any zoning and site plan approvals required by any applicable governmental authorities with respect to the Ancillary Facilities. In addition, Landlord shall permit Tenant to maintain semi-trader trailers in the parking areas adjacent to the ** for temporary storage of diesel fuel and generators during the relocation and construction of new diesel storage tanks and the new generator facility. Landlord shall have the right to review plans and specifications for the Ancillary Facilities, and shall have the right to object to such plans and specifications only with regard to the Ancillary Facilities’ exterior appearance and elevations or their location on the Site, provided that it notifies Tenant of any such objections reasonably promptly after receiving such plans and specifications from Tenant. Tenant shall ensure that the Ancillary Facilities meet the Applicable Codes and are not visually incompatible with the ** and the Building.

II.B. External Equipment. All externally mounted equipment at the Building shall be subject to Landlord’s reasonable approval. Landlord shall assist Tenant in obtaining any governmental licenses or approvals necessary for such equipment.

II.C. Landscaping. Landlord shall provide landscaping for the Site consistent with the landscaping provided throughout the **, Virginia, except that Tenant, at its sole expense, shall replace any sod or plants removed or destroyed by its contractors or subcontractors during the construction of the Building Improvements and Ancillary Facilities. In order to minimize the potential for such destruction, Landlord shall coordinate the timing of the installation of such landscaping with Com-Site’s construction of the Building Improvements and the Ancillary Facilities. In the event such landscaping has not been completed prior to the Commencement Date under the Lease, Landlord shall complete landscaping as soon as possible thereafter (taking into consideration planting seasons).

III. Schedule, Termination and Compensation.

III.A. Schedule. Landlord shall use its best efforts to adhere to the schedule attached as Exhibit E (the “Schedule”) and to cause ** to perform its work in a timely manner in accordance with the Schedule. Hawley, Peterson & Snyder, the architectural firm hired by Tenant to assist it in development of the Building (the “Consulting Architect”), shall make a final determination, binding on both parties subject to the provisions of Section 37 of the Lease, as to whether any date on the Schedule has been met. The parties acknowledge that three dates on the Schedule are especially critical: (i) approval by August 1, 1990 of a Site Plan that

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

does not include the Ancillary Facilities; and approval by October 1, 1990 of an amended Site Plan that does include the Ancillary Facilities, including underground fuel storage; (ii) Close-In of the ** (as defined in Exhibit F) by May 31, 1991; and (iii) Substantial Completion of the Building (as defined in Exhibit G) by November 1, 1991 (collectively, the “Benchmark Dates”).

III.B. Site Plan Approvals. Landlord warrants and represents that it has received Site Plan approvals as required in Section III.A.(i) above.

III.C. Consequences of Missing Benchmark Dates.

If Close-In of the ** (as defined in Exhibit F) occurs after May 31, 1991, or Substantial Completion the Building (as defined in Exhibit G) occurs after November 1, 1991, because of Landlord Delays (as defined below), then;

(i) Landlord shall pay Tenant the product of Two Thousand Dollars ($2,000.00) multiplied by the total number of days between May 31, 1991 and the date of Close-In of the ** attributable to Landlord Delays (the “Late Close-In Period”) and the product of Two Thousand Dollars ($2,000.00) multiplied by the total number of days between November 1, 1991 and the date of Substantial Completion of the Building attributable to Landlord Delays (the “Late Substantial Completion Period”);

(ii) Landlord shall indemnify Tenant against all direct costs and expenses, including without limitation all increases in the costs of construction of the Building Improvements (including coats of overtime work or other premium costs that are actually incurred and reasonably appear to Tenant to be necessary to achieve Substantial Completion of the Building by November 1, 1991) and costs for equipment rental, to the extent such costs and expenses are incurred because of Landlord Delays;

(iii) Tenant shall have no obligation to pay Rent, Real Property Taxes, or Operating Expenses under the Lease for the total number of days of the Late Substantial Completion Period (if any), provided, however, that Tenant shall not be released from its obligation to pay Rent, Real Property Taxes, or Operating Expenses for any number of days by which the Late Substantial Completion Period exceeds the Late Close-In Period solely because of Tenant Delays (as defined below) occurring between the date of Close-In of the ** and the date of Substantial Completion of the Building, and

(iv) Tenant shall have the right, for the total number of days of the Late Substantial Completion Period (if any) to remain in space in the ** that it would otherwise have vacated by May 15, 1992, and to pay rent (but not holdover rent) for such space pursuant to the terms of the ** Lease.

III.D. Tenant Delay; Landlord Delay; Force Majeure. “Tenant Delay” shall mean any delay, whether occurring during the design or construction of the Building, to the extent such delay proximately causes a delay in meeting one of the Benchmark Dates, because of (A) the

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

inability or failure of Tenant timely to meet its obligations under this Lease; or (B) any delays caused by the acts, omissions, interference or failure to perform of or by Tenant, Com-Site, their contractors, subcontractors, agents, employees or others acting for or on behalf of Tenant, or by the late delivery of materials provided by any of such persons. “Landlord Delay” shall mean any delay that is not a Tenant Delay and is not caused by force majeure, whether occurring during the design or the construction of the **, to the extent such delay proximately causes a delay in meeting one of the Benchmark Dates.

As used in this Addendum, “force majeure” shall mean acts of God; inclement weather, explosions; sabotage; riots; civil commotions; acts of war, results of any warfare or warlike conditions; fire or other casualty; energy shortages beyond the reasonable control of the parties hereto; labor strikes, provided that the parties hereto have made reasonable good faith efforts to avoid or abate such strikes in which they are directly involved; and governmental actions and omissions except those relating to the approval of the Site Plan in accordance with the Schedule. Both parties shall make all reasonable efforts to minimize delays caused by force majeure. To the extent that force majeure delays the timely occurrence of any of the Benchmark Dates, the Schedule shall be revised so that each subsequent date, including the Commencement Date, occurs the same number of days after the date now shown on the Schedule as the number of days of such delay.

III.E. Schedule Revisions. Revisions to Exhibit E to show adjustments to the Schedule shall be prepared by Tenant and become a part of this Agreement, subject to reasonable objections of Landlord that are received in writing by Tenant no later than five (5) business days after Landlord’s receipt of such revisions. No other revision of the Schedule shall become effective unless agreed upon in writing by both parties. The parties may agree to a revision to Exhibit E, which shall then become binding upon the parties, but reserving, however, the right to contest the allocations of the delay between the parties.

IV. Coordination

IV.A. Simultaneous Construction. The parties acknowledge that in order to complete construction of the Building in a timely manner, ** construction of the ** and Com-Site’s construction of the Building Improvements and Ancillary Facilities will overlap as shown on the Schedule. Landlord and ** shall permit Tenant and Com-Site access to the **, on the terms set forth in this Section IV, to begin construction of the Building Improvements as shown on the Schedule or otherwise upon request by Tenant before the date of Close-In of the **, provided as soon as possible, ** reasonably determines that such access is consistent with good construction practices and would neither pose safety risks for any of the contractors or subcontractors involved, nor delay the date of Close-In of the **. In any event, Landlord and ** shall permit such access no later than the day immediately following the date of Close-In of the **. For the sake of clarity, in the event that one party or its contractors removes, alters or damages any work provided by the other party, such work shall be restored at the expense of the party responsible for such removal, alteration or damage. The

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

parties shall make all reasonable efforts to coordinate access and construction activities so as to accomplish project goals.

IV.B. Cooperation; Sharing of Information. Landlord shall work closely and cooperatively with Tenant and with the contractors, subcontractors and consultants retained by Tenant, and shall ensure that its contractors, subcontractors and consultants do so as well. Landlord, Tenant and appropriate contractors, subcontractors and consultants shall meet as often as Tenant deems reasonably appropriate, to review all issues pertinent to construction of the Building Improvements, including (i) progress of the work, (ii) drawing status, (iii) status of long-lead items, (iv) status of shop drawings and other submittals, (v) status of change orders, (vi) quality control, (vii) safety hazards and concerns, (viii) requisitions, and (ix) other relevant matters. Landlord shall use its best efforts to keep Tenant informed of all information materially relevant to the design and construction of the Building, including without limitation providing to Tenant copies of relevant correspondence, progress reports, and other written information, and of all minutes. Landlord and Tenant shall each give the other reasonable advance written notice of unusual utility requirements, large deliveries, or other occurrences which may be expected to cause disruption or inconvenience at the work site or to users of the **. The parties shall make all reasonable efforts to minimize any such disturbance or inconvenience.

IV.C. Tenant Review. Landlord shall submit to Tenant for review all plans, drawings, specifications for the ** and changes in such plans, drawings and specifications, no less frequently than at the fifty percent (50%), eighty percent (80%) and one hundred percent (100%) completion levels. Tenant shall notify Landlord within ten (10) business days whether it objects to any aspects of such submittal. Landlord shall, at its expense, promptly make any revisions reasonably requested by Tenant in order to conform to the Design Drawings or to specifications of Tenant as set forth in this Addendum or changes or additions ordered by Tenant pursuant to Section IV.D.1, and shall, at Tenant’s expense, promptly make any revisions requested by Tenant in order to conform to requirements Tenant has not previously stated. If Tenant does not respond within such ten-day period, it shall be deemed to have no objections to the submittal.

The parties acknowledge that as of the date of this Lease Tenant has not finally determined all its requirements for the ** and that therefore changes in Tenant’s previously stated requirements are likely and shall be implemented in accordance with this Section IV.C and with Section IV.D. The parties further acknowledge that Tenant is relying on Landlord’s expertise and knowledge in the design and construction of the **. Landlord shall inform Tenant promptly if any request made by Tenant is inconsistent with the drawings and specifications previously approved or to good design or good construction practices.

IV.D. Change Orders and Unanticipated Field Conditions.

IV.D.1. Change Orders. Tenant shall have the right to order changes in the plans and specifications for the ** at any time before Substantial Completion of the Building. Tenant shall bear the costs and expenses of implementing such a change order,

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

including architectural and engineering costs and expenses incurred to revise the plans and specifications and costs of removing, altering or revising any work already in place in the ** at the time of such change order. Within five (5) business days of the completion of revised drawings and specifications, which shall be prepared at Tenant’s expense, Landlord shall provide notice to Tenant of its best estimate of any costs that will be chargeable to Tenant by reason of such change and of any delays in meeting the Schedule that would occur as a result of implementing such change. Tenant shall, within five (5) business days thereafter, provide notice to Landlord whether it desires to proceed with the change. Landlord shall use all reasonable efforts to minimize delay or disruption to the Schedule by reason of such change order and, to the extent that it does so, any delay necessitated by reason of such change order shall be a Tenant Delay.

IV.D.2. Unanticipated Field Conditions. The parties acknowledge that certain changes to the plans for the ** or the Building Improvements may be required as a result of unanticipated field conditions that are not the fault of either party; provided, however, that Tenant shall be responsible for any changes required because Tenant, the Consulting Architect or any of the consultants retained by Tenant failed to take into account any matter shown on Landlord’s ** plans or drawings as reviewed by Tenant, and Landlord shall be responsible for any changes required because Landlord, ** or its subcontractors, or any of Landlord’s consultants, failed to take into account any matter shown on any previously prepared plans for the Building Improvements or because the field condition reasonably should have been anticipated. At such time as either party receives notice of an unanticipated field condition, such party shall promptly notify the other party of such condition, and Landlord (through ** ) and Tenant (through Com-Site) shall promptly make good faith estimates of the cost of addressing such unanticipated field condition and of any delays in meeting the Schedule that would occur as a result of any change necessitated by such unanticipated field condition. Construction shall not be interrupted or delayed solely as a result of any disagreement between Landlord and Tenant regarding which party shall be responsible for the cost or delays of any change necessitated by such unanticipated field condition. The parties shall in good faith attempt to resolve such disagreement within five (5) days after one party notifies the other of the unanticipated field condition. All change order forms submitted by ** or Com-Site, as the case may be, that relate to disputed changes, shall be executed promptly by Landlord and Tenant, and all costs for materials and labor associated with such disputed change orders shall be advanced by the party requesting the change, without prejudicing such party’s right to recover any amounts so advanced from the other party or anyone else who may be liable therefor. Landlord hereby designates as its representative, Robert A. Abt, and Tenant hereby designates John T. Spengler as its representative. Such designees may designate, in writing, other designees. Both representatives shall be available during normal business hours and have full authority to respond to Field Change Requests (as hereinafter defined) by the other party or its contractor or subcontractors as rapidly as possible, and in any event within twenty-four (24) hours of receipt of a request for same. If either party shall fail to disapprove a Field Change Request within the time limits set forth in the preceding sentence, such request shall be deemed to have been approved. A “Field Change Request” shall mean any request for a minor adjustment or variation in the construction that does not increase or decrease

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

the cost of the work by more than Two Thousand Five Hundred Dollars ($2,500.00), and is occasioned by unforeseen on-site conditions and suggested by ** or Com-Site or a subcontractor of either of them, that requires prompt attention to avoid a scheduling delay or because of impending unavailability of a particular trade, or for which it is not customary to submit a formal change order or revision of drawings.

Landlord shall require ** and Tenant shall require Com-Sits and the Consulting Architect to meet with representatives of Landlord and Tenant as necessary, but no less often than once every month, to review all disputed change orders that have been made in accordance with this Section. The parties shall negotiate in good faith to reach a mutually acceptable determination of the relative rights and liabilities of each of the parties in connection with the disputed change orders. If such agreement is not reached the matter shall be resolved as provided in Section 37 of this Lease.

IV.E. Rules and Regulations. The parties shall develop reasonable rules and regulations, based on industry standards and consistent with the provisions of this Addendum, for the coordination of work by ** and Com-Site and their respective contractors, subcontractors and consultants consistent with the provisions of this Addendum. Landlord shall provide Tenant, Com-Site, and their subcontractors and consultants with access to building elevators (at Tenant’s expense), hoists, freight elevators, loading dock and other building facilities as necessary; use of building entrances and exits; adequate water, electricity, lighting and telephone service to the perimeter of the **; and normal building access control (exclusive of any electronic access system). Tenant shall be responsible for any fees as are customarily charges for such access.

IV.F. Inspection During Construction. Tenant and the Consulting Architect shall have the right to make formal inspections of the ** during construction at agreed upon intervals or otherwise upon reasonable advance notice to Landlord, provided that such inspections are made during reasonable business hours. Tenant may also designate specific individuals who shall have regular access to the ** during construction for the purpose of observing day to day progress. Such individuals shall observe all applicable rules and regulations, including OSHA requirements.

IV.G. Unexpected Expenses. Subject to Section 12.3 of the Lease, Landlord shall reimburse Tenant or Com-Site, as the case may be, for any out-of-pocket expenses incurred by either of them by reason of faulty work done by Landlord or ** or its subcontractors, by reason of Landlord Delays, by reason of inadequate clean up, by reason of damage to the ** caused by the negligence or willful misconduct of Landlord or ** or its subcontractors, or Landlord’s or its contractors’ obstruction of Tenant or Com-Site’s construction work or due to any other failure of Landlord or ** or its subcontractors to follow good construction practices or the terms of this Addendum. Landlord shall, at its sole expense, repair any damage caused to the ** by any of the causes listed in the preceding sentence. Subject to Section 12.1.3 of the Lease, Tenant shall reimburse Landlord or **, as the case may be, for any out-of-pocket expenses incurred by

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

either of them by reason of faulty work done by Tenant or Com-Site or its subcontractors, by reason of Tenant Delays, by reason of inadequate cleanup, by reason of damage to the ** caused by the negligence or willful misconduct of Tenant or Com-Site or its subcontractors, or due to any other failure of Tenant or Com-Site or its subcontractors to follow good construction practices or the terms of this Addendum. Tenant shall, at its sole expense, repair any damage caused to the ** by any of the causes listed in the preceding sentence.

IV.H. Completion of **. Any work performed by Landlord, its contractors, subcontractors or consultants and not meeting the requirements set forth in Section I or not acceptable to the appropriate governmental agencies or neither reasonably satisfactory to, nor previously approved by, Tenant shall be promptly replaced by Landlord at Landlord’s expense. Notwithstanding any failure by Tenant to object to any such work, Tenant shall have no responsibility therefor. Landlord shall defend, indemnify and hold Tenant harmless from such work. Landlord shall notify Tenant in writing when it believes Close-In of the ** has occurred. Within three (3) business days thereafter, Tenant and the Consulting Architect, together with Landlord and **, shall make an inspection of the ** to ensure that Close-in of the ** has occurred. If there is any dispute among the parties, the Consulting Architect shall make the final decision.

IV.I. Landlord Responsibilities After Close-In of the **. After Close-In of the ** has occurred, Landlord shall:

IV.I.1. diligently proceed with construction of the ** to achieve Substantial Completion of the ** (as defined in paragraph 2 of Exhibit G) by the date indicated on the Schedule;

IV.I.2. cooperate with Tenant to identify the ** Punchlist Items (in accordance with Exhibit G) and diligently proceed to complete the ** Punchlist Items;

IV.I.3. cooperate with Tenant and its contractors, subcontractors and consultants, in accordance with this Section IV, in order to permit timely Substantial Completion of the Building;

IV.I.4. assist Tenant in securing all permits, releases, and the like necessary for Tenant to occupy the Building for its intended purposes. The parties shall cooperate and shall ensure that their respective contractors, subcontractors and consultants cooperate as necessary in obtaining such approvals and permits. Landlord shall obtain, but shall not be responsible for any delay in obtaining a Non-residential Use Permit to the extent such delay is caused by the actions or inactions of Tenant or its contractors, subcontractors or consultants; and

IV.I.5. within thirty (30) days after the Commencement Date, at Landlord’s expense, provide Tenant with two (2) sets of as-built drawings for the **.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

IV.J. Payment for ** Upgrades. As consideration for Landlord’s constructing the ** to meet the seismic criteria set forth in Section I.O and certain other upgrades, Tenant shall pay Landlord the sum of Two Hundred Two Thousand Dollars ($202,000.00) within thirty (30) days after Substantial Completion of the ** (as defined in paragraph 2 of Exhibit G); provided, however, that Tenant shall withhold from such payment an amount equal to one hundred fifty percent (150%) of the value of the ** Punchlist Items (as defined in paragraph 2 of Exhibit G), which amount shall be paid to Landlord within thirty (30) days after completion of all the ** Punchlist Items. Tenant shall reimburse Landlord for the costs of other items specifically identified in this Addendum as Tenant expenses, including without limitation the costs of change orders made pursuant to Section IV.D.1, within thirty (30) days after Tenant receives from Landlord an invoice therefor including appropriate supporting documentation.

V. Building Improvements.

Tenant shall be free to design and construct the Building Improvements and the Ancillary Facilities in any way consistent with the Applicable Codes. Except as otherwise specifically set forth in this Addendum, Landlord shall have no right to review or require changes to the plans Tenant develops for the Building Improvements and the Ancillary Facilities or to direct the activities of any contractor or subcontractor involved in the design or construction of the Building Improvements and the Ancillary Facilities. The Building Improvements shall have the meaning set forth in the Design/Build Agreement between Tenant and Com-Site.

VI. Environmental Certification.

Landlord and Tenant shall each provide to the other the written certification of their respective general contractors, at the completion of such contractor’s work, including all work of the contractor’s subcontractors (“Contractor’s Work”) that to the extent applicable: In the construction of the Contractor’s Work, the Contractor (or any subcontractor thereof) did not place in the Building or on the Site any Hazardous Materials (as defined below) and did not use the Building or the Site for the manufacture, generation, storage or disposal of any hazardous Materials from or onto the Site or the Building except in accordance with applicable law; the Contractor (or any subcontractor thereof) has not received notice and has no reason to anticipate the receipt of notice of any pending or threatened action or proceeding (and the Contractor’s Work and/or the Site and/or the Contractor (or any subcontractor thereof) is/are not subject to any environmentally related consent order or other judicial order or mandate) arising out of the condition of the Contractor’s Work and/or the Site or any alleged violation of federal, state or local environmental, health or safety statute, ordinance or regulation, including, by way of example and not of limitation, the Comprehensive Environmental Response Compensation and Liability Act (“Superfund” or “CERCLA”), 42 U.S.C. 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. 9601(20)(D), the Resource Conservation and Recovery Act (the “Solid Waste Disposal Act” or “RCRA”), 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (“CWA”), 33 U.S.C. 1251 et seq., the Clean Air Act of 1966 (“CAA”), as amended, 42 U.S.C. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. 136 et seq., the

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 651 et seq., the Safe Drinking Water Act (“SDWA”), 42 U.S.C. 399f et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C. 2601 et seq., and any and all environmental laws, regulations and ordinances of the Commonwealth of Virginia, including without Limitation the ** (collectively, the “Environmental Laws”); the Contractor’s Work, the Site and the Contractor (or any subcontractor thereof) are in compliance with the Environmental Laws as the same relate to the Contractor’s Work and the Site, including all reporting, licensing, permitting and registration requirements imposed or otherwise required by the Environmental Laws. Such certificate shall exclude any such conditions as existed prior to their commencement of work or caused by the other party or its contractors and subcontractors. As used herein, the term “Hazardous Material” shall be defined in accordance with applicable law. Landlord’s architect and Tenant’s, architect and designer, respectively shall not specify the use of any Hazardous Materials in their plans, drawings or specifications respectively for the ** or the Site, the Building Improvements or the Ancillary Facilities, except in accordance with applicable law.

VII. Miscellaneous

VII.A. Unforeseen Issues. The parties understand that issues may arise that have not been foreseen and are not addressed in this Addendum. If such issues arise, the parties shall work together to resolve them in a mutually satisfactory way, consistent with the intent of this Addendum, taking into account the interests and concerns of both parties.

VII.B. Time of Essence. Time is of the essence of this Addendum.

VII.C. No Assignment. Landlord shall have no right to assign its duties of performance under this Addendum. Tenant shall have the right to assign its interest in accordance with Section 11 of the Lease.

VII.D. Conflict with Drawings. In the event of any conflict or inconsistency between the provisions of this Addendum and the Design Drawings, the Design Drawings shall take priority.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

LANDLORD:			TENANT:

** , A Virginia Limited Partnership			VISA U.S.A. INC., a Delaware corporation

By:	**
General Partner

	By	/s/ **	By	/s/ Michael Massey
	Name	**	Name	Michael Massey
	Title	President	Title	Senior Vice President
	Date	April 30, 1991	Date	April 11, 1991

By	/s/ **
Name	**
General Partner

Date	April 30, 1991

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBIT A

DESCRIPTION OF A PORTION OF THE LAND OF

**, A VIRGINIA LIMITED PARTNERSHIP

-**-

**, VIRGINIA

BEGINNING at a point in the northerly line of **, said point being the point of intersection of the westerly line of **, and the northerly line of **;

THENCE running with the northerly line of ** N79° 31’ 32”W 620.00 feet to a point, said point being the northwesterly corner of the westerly termination of **;

THENCE running with the westerly termination line of ** S10° 28’ 28”W 10.00 feet to a point;

THENCE departing the westerly termination line of ** and running through ** N79° 31” 32”W 133.39 feet to a point and N88° 38’ 03”W 145.82 feet to a point in the easterly line of **;

THENCE running with the easterly line of ** and continuing with the southerly line of a ** ramp the following courses and distances: N19° 52’ 20”E 70.00 feet to a point, N60° 48’ 53”E 141.71 feet to a point, with the arc of a curve to the left, whose radius is 1,015.46 feet, a distance of 230.09 feet to a point and with the arc of a curve to the left, whose radius is 514.00 feet, a distance of 143.67 feet to a point;

THENCE departing the southerly line of said ** ramp and running through ** S32° 00’ 30”E 196.64 feet to a point and S79° 31’ 30”E 369.95 feet to a point in the aforementioned westerly line of **;

THENCE running with the westerly line of ** S10° 28’ 21”W 174.16 feet to a point and with the arc of a curve to the right, whose radius is 25.00 feet, a distance of 39.27 feet to the point of BEGINNING containing 4.3090 acres.

HUNTLEY, NYCE AND ASSOCIATES

DECEMBER 9, 1986

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBIT B

N/A - No Exhibit B

EXHIBIT C RULES AND REGULATIONS

“At the current time, the Landlord has not established any formal set of Rules and Regulations.”

EXHIBIT D MEASUREMENT OF SQUARE FOOTAGE

The usable square footage of the Building shall be determined by subtracting from the Building’s rentable square footage, calculated pursuant to the Washington, D.C. Association of Realtors, Inc. (“WDCAR”) Standard Method of Measurement dated January 1, 1989, the square footage of toilet rooms, machine rooms, lobbies and the connecting walkway between the ** and the Building. This calculation shall result in 60,944 total usable square feet, calculated as follows:

Gross inside measurement per Design Drawings including

65,360 SF	Connecting walkway
-330 SF	Shafts
-972 SF	Stairwells

64,058 SF	WDCAR Rentable
-1,725 SF	Toilets
-70 SF	Machine Room
-759 SF	Lobbies
-560 SF	Connecting walkway

60,944 SF	Visa Usable and Visa Rentable

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

ATTACHMENT E

** Construction

Rev: 3/1/91

ID	Name	Duration	Scheduled Start	Scheduled Finish	Predecessors	Resource Names
1	Lease Negotiation	26.38ed	4/20/90 8:00am	5/16/90 5.00pm
2	CONTRACT AWARD	1d	5/16/90 8:00am	5/16/90 5.00pm	1
3	Architectural Input	44.38ed	4/2/90 8:00am	5/16/90 5.00pm	2
4	Complete ** Design	76.38ed	5/16/90 8:00am	7/31/90 5.00pm	3
5	100% Document Review	5d	9/11/90 8:00am	9/17/90 5.00pm	4
6	Approve Plans	14.38ed	8/1/90 8:00am	8/15/90 5.00pm	5
7	SITE PLAN APPROVAL	1d	10/1/90 8:00am	10/1/90 5.00pm	6
8	Obtain Building Permit	42.38ed	8/1/90 8:00am	9/12/90 5.00pm	7
9	Relocate ICC	60.38ed	6/1/90 8:00am	7/31/90 5.00pm	8
10	Relocate Power	60.38ed	6/1/90 8:00am	7/31/90 5.00pm	8
11	Bld/Purchase Sitework	28.38ed	6/1/90 8:00am	6/29/90 5.00pm	7
12	Construct Off-Site Parking	29.38ed	4/1/91 8:00am	4/30/91 5.00pm	11
13	Tree/Curb Removal	9.38ed	8/28/90 8:00am	9/6/90 5.00pm	9
14	Relocate Water/Storm Drain	18.38ed	9/6/90 8:00am	9/24/90 5.00pm	13
15	Construct Site Work	25.38ed	11/2/90 8:00am	11/27/90 5.00pm	11
16	CSI Sitework/UG Roughin	53.38ed	4/8/91 8:00am	5/31/91 5.00pm	12
17	Utility Ducts CSI	53.38ed	4/8/91 8:00am	5/31/91 5.00pm	16
18	Water Tanks CSI	53.38ed	4/8/91 8:00am	5/31/91 5.00pm	16
19	Bid Purchase Building	42.38ed	8/29/90 8:00am	10/10/90 5.00pm	8
20	U/G Work	25.38ed	11/2/90 8:00am	11/27/90 5.00pm	8
21	Foundations	84.38ed	11/30/90 8:00am	2/22/91 5.00pm	20
22	Walkway	84.38ed	2/4/91 8:00am	4/29/91 5.00pm	21
23	Lab Testing	199.38ed	11/2/90 8:00am	5/20/91 5.00pm	21
24	Penetration Of **	4.38ed	2/11/91 8:00am	2/15/91 5.00pm	22
25	Coordinate Blockouts	84.38ed	11/30/90 8:00am	2/22/91 5.00pm	21
26	Utility Blockouts	84.38ed	11/30/90 8:00am	2/22/91 5.00pm	25
27	Structural Steel	42.38ed	2/1/91 8:00am	3/15/91 5.00pm	11
28	Suspended Slabs/SOG	38.38ed	2/25/91 8:00am	4/4/91 5.00pm	27
29	** CONST. 50%	0.38ed	4/15/91 8:00am	4/15/91 5.00pm	28
30	Architectural Review VISA	3.38ed	4/8/91 8:00am	4/11/91 5.00pm	27
31	** R/I Elec/Mech CSI	44.38ed	2/13/91 8:00am	3/29/91 5.00pm
32	Install Lift/Elevator	40.38ed	3/15/91 8:00am	4/24/91 5.00pm	31
33	CSI Tenant Roughin	137.38ed	4/15/91 8:00am	8/30/91 5.00pm	32
34	Plumbing	118.38ed	12/15/91 8:00am	4/12/91 5.00pm	33
35	Hotwater	4.38ed	4/8/91 8:00am	4/12/91 5.00pm	34
36	Window Wire Mesh	10.38ed	5/7/91 8:00am	5/17/91 5.00pm	34
37	Spandrel Glass	34.38ed	3/26/91 8:00am	4/29/91 5.00pm	36
38	R/I Wall Outlets CSI	25.38ed	4/8/91 8:00am	5/3/91 5.00pm	37
39	Dry Wall/Paint	24.38ed	5/7/91 8:00am	5/31/91 5.00pm	37
40	Precast	27.38ed	3/8/91 8:00am	4/4/91 5.00pm	39
41	Backfill Building	6.38ed	4/4/91 8:00am	4/10/91 5.00pm	40
42	Roofing	22.38ed	4/4/91 8:00am	4/26/91 5.00pm	40
43	CLOSE – IN	0.38ed	5/31/91 8:00am	5/31/91 5.00pm	42
44	Architectural Review VISA	0.38ed	6/4/91 8:00am	6/4/91 5.00pm	42
45	Bathrooms	18.38ed	5/17/91 8:00am	6/4/91 5.00pm	34
46	Interiors CSI	184.38ed	5/1/91 8:00am	11/1/91 5.00pm	43
47	Landscape	7.38ed	5/31/91 8:00am	6/7/91 5.00pm	42
48	Paving/Curbs	32.38ed	4/18/91 8:00am	5/20/91 5.00pm	47
49	Final Clean **	4.38ed	5/30/91 8:00am	6/3/91 5.00pm	46
50	Architectural Review VISA	0.38ed	6/11/91 8:00am	6/11/91 5.00pm	49
51	Punch List **	7.38ed	6/4/91 8:00am	6/11/91 5.00pm	50
52	SUBSTANTIAL COMP.	0d	11/1/91 8:00am	11/1/91 8.00am	50
53	Non-Res Use Permit	0d	11/1/91 8:00am	11/1/91 8.00am	52
54	OCCUPANCY	1d	11/1/91 8:00am	11/1/91 5.00pm	53

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBIT G DEFINITION OF “SUBSTANTIAL COMPLETION”

The Building shall be deemed “Substantially complete” when all of the following shall have occurred:

1. Tenant has received confirmation from the appropriate authorities of the County of ** that all agencies that are required under applicable regulations to inspect and approve the Building and Ancillary Facilities, prior to or as a requirement for issuance of a non-residential use permit, have so inspected and approved the Building and Ancillary Facilities and the Building and Ancillary Facilities do in fact meet the requirements for issuance of a non-residential use permit. The receipt of a non-residential use permit shall constitute such confirmation, although it shall not be the only means of confirmation.

2. The ** has been completed in accordance with the approved plans and specifications, except for long-lead items that do not materially interfere with or adversely affect the comfortable use and occupancy of the Building by Tenant, and ** Punchlist Items (as defined below). Substantial Completion of the ** shall include, but shall not be limited to, the following:

a. the HVAC, utility, plumbing, electrical, and access control and safety systems for the Building are substantially completed and operating in accordance with the approved plans and specifications;

b. the Building is free of construction debris and clean; and

c. the loading dock and those portions of the parking area to be used by Tenant have been substantially completed and are accessible and usable for loading and parking purposes in accordance with Section 1.3 of the Lease and Exhibit B-2;

d. the permanent roof system has been installed and sealed; and

e. Landlord has delivered to Tenant the certificate of Landlord’s architect certifying substantial completion of the ** Building, and such certificate has been reasonably reviewed and not objected to by the Consulting Architect.

Landlord shall use its best efforts to complete the ** Punchlist Items to the reasonable satisfaction of Tenant within the shortest feasible time after Tenant submits the ** Punchlist to Landlord, which time shall be reasonably agreed upon by Landlord and Tenant.

“** Punchlist Items” shall mean minor items that do not adversely affect or delay the occupancy of the Building by Tenant.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

3. The Building Improvements and Ancillary Facilities have been completed in accordance with the approved plans and specifications, and Improvements Punchlist Items (as defined below).

“Improvements Punchlist Items” shall mean minor items of trim, decorations and finish, and work and materials installed but rejected by Tenant, whose absence or incompletion does not (1) materially interfere with or adversely affect the comfortable use and occupancy of the Building by Tenant, or (2) violate, in any respect, any Applicable Code, or (3) cause the Building not to qualify for a non-residential use permit. The determination of whether or not the ** or Building Improvements and Ancillary Facilities are Substantially Complete shall not be affected by whether or not Tenant and its contractors, mechanics, suppliers and workers have completed the installation of its computer systems.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

FIRST AMENDMENT TO DATA CENTER LEASE

DATED APRIL 18, 1991, ENTERED INTO

BY AND BETWEEN **

(SUCCESSOR-IN-INTEREST TO **, A VIRGINIA

LIMITED PARTNERSHIP), AND VISA U.S.A., INC

THIS FIRST AMENDMENT TO DATA CENTER LEASE is made and entered into as of the 8th day of April, 2004, by and between ** (successor-in-interest to **, A Virginia Limited Partnership) (“Landlord”), and Visa, U.S.A., Inc. (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into a Data Center Lease together with an Addendum Regarding ** (collectively, the “Lease”), dated April 18, 1991, whereby Landlord agreed to construct and thereupon demise unto Tenant, and Tenant agreed to lease from Landlord, the entire premises (the “Premises”) in the Data Center Building (the “Building”), located in **, Virginia, as more particularly described in the Lease; and

WHEREAS, by letter dated October 4, 2000, Tenant exercised its first (1st) of two (2) renewal options to extend the Term of the Lease five (5) years, through October 31, 2006; and

WHEREAS, the parties now desire to amend the Lease to extend the Term thereof, to amend the parking provisions set forth therein, and to replace Exhibit A and Exhibit H to the Lease, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Term. The Term of the Lease is hereby extended five (5) years, through October 31, 2011.

2. Rent. Effective as of November 1, 2006, Tenant’s monthly “Rent” obligation, as described in the preamble to, and text of, Section 3.1 of the Lease, shall be increased to One Hundred Twenty-Six Thousand Seven Hundred Twelve and 73/100 Dollars ($126,712.73) per month. The foregoing amount shall be subject to annual increase pursuant to Section 4 of the Lease.

3. Condition. Tenant agrees to accept the Premises in “as-is” condition for the Term, as hereby extended.

4. Renewal Options. The extension of the Term described in this First Amendment constitutes the second (2nd) of two (2) renewal options under Section 34 of the Lease.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

5. Termination Option. Notwithstanding the extension of the Term pursuant to this First Amendment, Tenant shall have the unilateral right to terminate the Lease on April 30, 2008, or any day thereafter during the Term, as hereby extended, by delivering to Landlord written notice thereof at least twelve (12) months prior to the termination date. The termination shall be effective, however, only if (a) Tenant pays to Landlord, simultaneous with delivery of its notice of termination, a termination fee equal to Fifty Thousand and No/100 Dollars ($50,000.00); and (b) simultaneously exercises its right to terminate (with a simultaneous termination date) its Lease with Landlord for space in the adjacent building known as the ** (the “** Lease”) and pays the corresponding termination fee, all in accordance with the terms of paragraph 5 of the Fourth Amendment to the ** Lease dated as of even date herewith. Upon Landlord’s receipt of both termination notices and both termination fees, as aforesaid, Tenant’s election to terminate the Lease shall be irrevocable.

6. Parking. The text of Section 1.3 of the Lease (including the text of subsections 1.3.1 through 1.3.6 thereunder) is hereby deleted in its entirety and replaced with the following language:

“1.3 Parking Area. The area which, during the Term of this Lease, is to be provided as parking for the Building is herein called the “Parking Area”. Landlord and Tenant have contemporaneously herewith entered into a lease (the “** Lease”) for office and computer facility space in that certain building (the “**”) to which the Building is to be annexed. The parking area provided to Tenant pursuant to the ** Lease is referred to therein and herein as the “**”. The Parking Area and the ** comprise the same parking spaces. The Parking Area shall consist of all of the parking spaces located on the Site, plus the 113 parking spaces located on the parcel known as the “** Parcel” in the location identified on Exhibit I attached hereto. The Parking Area is provided for Tenant’s use free of charge (except that Tenant remains obligated to pay the charges and expenses associated with the Parking Area pursuant to Section 3.2 hereof). Landlord shall have the right to reconfigure the portion of the Parking Area located on the ** Parcel, so long as the number of parking spaces thereon (i.e., 113) remains the same and Tenant’s ability to use the Parking Area is not interrupted. Tenant shall be permitted to park semi-tractor trailers—for the temporary storage and operation of diesel fuel and generators - on the portion of the Parking Area located immediately adjacent to the **, on the north side, but only in the event of an emergency, casualty or other event during which Tenant reasonably requires such capability, provided that Tenant complies with applicable Environmental Laws (as defined in the Addendum to the Lease), and does not unreasonably interfere with other tenants’ access to or use of the Premises. Throughout the Term, Landlord shall maintain a stairway from the portion of the Parking Area located on the ** Parcel to the portion of the Parking Area located on the Site, and shall provide lighting in the Parking Area commensurate with the lighting currently provided in the Parking Area.”

7. Site Parcel Description. Exhibit A to the Lease is hereby replaced with Exhibit A attached hereto to reflect a change in the legal description of the Site. Landlord shall have the right to make further changes in the legal description of the Site, so long as such changes do not

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

2

decrease the number of parking spaces located thereon or impair Tenant’s access to the Premises or use and occupancy thereof.

8. **, **, ** and ** Parcels. Exhibit H to the Lease is hereby replaced with Exhibit H attached hereto to reflect a change in the **, **, ** and ** Parcels, and to reflect that the owner and occupants of the ** Building shall have a right of access across the Site for ingress to and egress from the loading area serving the ** Building. Landlord shall have the right to make further changes in the parcels depicted on Exhibit H, so long as such changes do not decrease the number of parking spaces available to Tenant pursuant to this First Amendment or affect Tenant’s access to the Premises or use and occupancy thereof.

9. Broker. Landlord hereby warrants and represents to Tenant that no broker or agent on Landlord’s behalf was involved in negotiating this First Amendment or addressing matters concerning the extension of the Term as described herein, other than **. Tenant hereby warrants and represents to Landlord that no broker or agent on Tenant’s behalf was involved in negotiating this First Amendment or addressing matters concerning the extension of the Term as described herein, other than Michael Lydon & Company. The commissions of each of the aforesaid brokers shall be paid in full by Landlord in accordance with separate agreements. Landlord and Tenant each agree to indemnify and hold the other harmless against any claims for brokerage or other commissions arising from a breach by Landlord or Tenant of the foregoing representation and warranty.

10. Defined Terms. Defined terms used in this First Amendment shall have the same meaning as set forth in the Lease unless another meaning is provided herein.

11. Ratification. Except as set forth hereinabove, the parties hereto expressly ratify and confirm all of the terms and conditions of the Lease, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first above written.

LANDLORD:	TENANT:

**	VISA, U.S.A., INC.

By: **	By:	/s/ Victor W. Dahir
**	Name:	Victor W. Dahir
	Title:	EVO & CFO

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

3

Exhibit A

DESCRIPTION OF SITE

4

LEGAL DESCRIPTION

FUTURE LOT 97C

**

-**-

**, VIRGINIA

BEGINNING AT A POINT ON THE NORTHERLY RIGHT-OF-WAY OF **, 50 FEET WIDE, SAID POINT BEING THE POINT OF INTERSECTION OF THE WESTERLY RIGHT-OF-WAY OF **, 80 FEET WIDE AND THE NORTHERLY RIGHT-OF-WAY OF **.

THENCE WITH THE NORTHERLY RIGHT-OF-WAY ** N79°29’15”W 619.99 FEET TO A POINT, SAID POINT BEING A NORTHEASTERLY CORNER OF THE FUTURE LOT **, **.

THENCE WITH THE NORTHERLY LINE OF FUTURE LOT 96A, ** N79°35’35”W 43.29 FEET TO A POINT; N10°24’25”E 19.82 FEET TO A POINT; N33°42’34”W 47.42 FEET TO A POINT; N79°36’44”W 14.00 FEET TO A POINT; N09°50’38”E 104.59 FEET TO A POINT ON THE EASTERLY RIGHT-OF-WAY OF **, **, WIDTH VARIES, SAID POINT BEING A NORTHEASTERLY CORNER OF FUTURE LOT **, **.

THENCE WITH THE EASTERLY RIGHT-OF-WAY OF ** 157.49 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 1015.46 FEET, A DELTA OF 08°53’10” AND A CHORD BEARING AND DISTANCE OF N67°59’30”E 157.33 FEET TO A POINT; 104.97 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 514.00 FEET, A DELTA OF 11°42’05”, AND A CHORD BEARING AND DISTANCE OF N57°38’04”E 104.79 FEET TO A POINT, SAID POINT BEING THE SOUTHWESTERLY CORNER OF **, **.

THENCE WITH THE SOUTHERLY LINE OF LOT **, ** S79°29’15”E 91.16 FEET TO A POINT; S10°30’45”W 87.00 FEET TO A POINT; S50°21’02”E 29.46 FEET TO A POINT; S79°29’15”E 265.31 FEET TO A POINT; S10°30’45”W 21.26 FEET TO A POINT; S79°29’13E 62.88 FEET TO A POINT; S10°30’45”W 9.12 FEET TO A POINT; S79°29’13E 82.07 FEET TO A POINT ON THE AFOREMENTIONED WESTERLY RIGHT-OF-WAY OF **, SAID POINT BEING THE SOUTHEASTERLY CORNER OF LOT **, **.

THENCE WITH THE WESTERLY RIGHT-OF-WAY OF ** S10°30’46”W 157.44 FEET TO A POINT; 39.27 FEET ALONG THE ARC OF A CIRCLE CURVING TO THE RIGHT, HAVING A RADIUS OF 25.00 FEET, A DELTA OF 89°59’59”, AND A CHORD BEARING AND DISTANCE OF S55°30’45”W 35.36 FEET TO THE POINT OF BEGINNING AND CONTAINING 3.7429 ACRES OF LAND.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

5

Exhibit H

PLAT

6

Exhibit H

PLAT

**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit H

PLAT

**

**	Omitted pursuant to a confidential treatment request. This confidential portion has been filed separately with the SEC.

Exhibit H

PLAT

**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit I

PARKING AREA

Exhibit I

PARKING AREA

**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit I

PARKING AREA

**

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.